Execution Version
Exhibit 10.1

AMENDMENT NO. 3 AND JOINDER TO
LETTER OF CREDIT FACILITY AGREEMENT

This Amendment No. 3 and Joinder to Letter of Credit Facility Agreement (this “Amendment”), dated as of October 25, 2023, is entered into by and among Arch Reinsurance Ltd., an exempted company limited by shares incorporated under the laws of Bermuda and dual licensed as a Class 4 and Class C insurer under the Insurance Act (the “Borrower”), the Lenders party hereto, and Lloyds Bank Corporate Markets plc, as Administrative Agent for the Lenders and as the L/C Agent.
WHEREAS, Lloyds Bank Corporate Markets plc and Royal Bank of Canada, as Lenders (the “Existing Lenders”), Bank of Montreal, as a Lender, the Borrower, the Administrative Agent and the L/C Agent have entered into the Letter of Credit Facility Agreement dated November 3, 2020 (as amended by Amendment No. 1 dated as of October 29, 2021, as further amended by the Amendment No. 2 and Joinder to Letter of Credit Facility Agreement dated as of October 27, 2022 and as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Original Credit Agreement”; the Original Credit Agreement as amended pursuant to this Amendment and as it may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);
WHEREAS, with the consent of the Borrower and the Administrative Agent, (a) (i) Bank of Montreal and The Toronto Dominion Bank, London Branch (“TD Bank”) have entered into an Assignment and Assumption, dated on or prior to the date hereof (but effective as of the Effective Date, immediately prior to the effectiveness of this Amendment), pursuant to which Bank of Montreal assigned $120,000,000 of its Commitment to TD Bank and (ii) Bank of Montreal and Australia and New Zealand Banking Group Limited (“ANZ”) have entered into an Assignment and Assumption, dated on or prior to the date hereof (but effective as of the Effective Date, immediately prior to the effectiveness of this Amendment), pursuant to which Bank of Montreal assigned $20,000,000 of its Commitment to ANZ, (b) Bank of Montreal ceased to be a Lender under the Credit Agreement, and (c) each of TD Bank and ANZ became Lenders under the Credit Agreement;
WHEREAS, Oversea-Chinese Banking Corporation Limited, London Branch (together with ANZ and TD Bank, the “New Lenders”) has agreed to become a Lender under the Credit Agreement by way of the joinder set out herein and subject to the terms and conditions of this Amendment and the Credit Agreement;
WHEREAS, the aggregate amount of the Commitments under the Original Credit Agreement is $400,000,000 (before giving effect to this Amendment);
WHEREAS, the Borrower has requested (1) a $130,000,000 increase to the Commitments (the “Increased Commitment”) and (2) an extension of the last day of the Availability Period from May 31, 2023 to May 31, 2024 (the “Extension”);
WHEREAS, the Administrative Agent, the L/C Agent and each Lender have agreed to the Borrower's request for the Increased Commitment and have agreed to the Extension, subject to the terms and conditions of this Amendment and the Credit Agreement;
WHEREAS, the Borrower, the Administrative Agent, the L/C Agent and each Existing Lender consent to each New Lender becoming a Lender and a party to the Credit Agreement as of the Effective Date (as defined below); and

Execution Version
WHEREAS, the Borrower, the Lenders, the Administrative Agent and the L/C Agent have agreed to make certain other amendments to the Original Credit Agreement as set forth in this Amendment.
Accordingly, for valuable consideration, the parties agree as set forth below.
1.    Defined Terms. Any capitalized term used in this Amendment without an associated definition shall have the meaning given to it in the Credit Agreement.
2.    Joinder; Increased Commitments. Each New Lender hereby agrees to become a Lender under the Credit Agreement. After giving effect to this Amendment and the Increased Commitment, the total Commitments of the Lenders under the Credit Agreement shall be $530,000,000 and the amount of each Lender's Commitment shall be as set forth on Schedule 1.01 to the Credit Agreement.
The L/C Agent, the Existing Lenders and the Borrower shall use commercially reasonable efforts to obtain the consent of Lloyd’s and have each Letter of Credit outstanding immediately prior to the effectiveness of this Amendment (each, an “Existing Letter of Credit”) amended or replaced to reflect the new Ratable Shares of the applicable Issuing Lenders effective promptly following the Effective Date. Until an Existing Letter of Credit has been so amended or replaced with the consent of Lloyd's, the Existing Lenders and the New Lenders shall be deemed to have irrevocably and unconditionally sold and purchased participations in such Existing Letter of Credit (including each drawing made thereunder and the obligations of the Borrower under the Credit Agreement with respect thereto and any Cash Collateral or other security therefor or guaranty pertaining thereto) as necessary to give effect to the change in Ratable Shares effected by this Amendment.
As of the Effective Date, each New Lender shall (i) be a party to the Credit Agreement and the other applicable Credit Documents, (ii) be a Lender for all purposes of the Credit Agreement and the other Credit Documents, (iii) perform all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender thereunder, and (iv) have the rights and obligations of a Lender under the Credit Agreement and the other Credit Documents.
The applicable address and electronic mail address of each New Lender for purposes of Section 10.02 of the Credit Agreement are as set forth in such New Lender’s Administrative Questionnaire delivered by such New Lender to the Administrative Agent on or before the date hereof.
Each New Lender represents and warrants that it (i) has full power and authority, and has taken all action necessary, to execute and deliver this Amendment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement and (ii) meets all requirements of an Eligible Assignee under the Credit Agreement.
Each New Lender (i) confirms that it has received a copy of the Original Credit Agreement and such other documents and information as it has deemed appropriate; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the L/C Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in joining as a Lender; (iii) appoints and authorizes the Administrative Agent and the L/C Agent to take such actions as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to the Administrative Agent and the L/C Agent by the terms thereof, together with such powers as are reasonably incidental thereto, and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the

Execution Version
Credit Agreement and the other Credit Documents are required to be performed by it as a Lender.
3.    Amendment to the Credit Agreement. In accordance with Section 10.01 of the Original Credit Agreement, with effect from the Effective Date (a) the Original Credit Agreement (including Schedule 1.01 and Schedule 7.03 thereto) is hereby amended to delete the stricken text (indicated as set forth in the following example: ~~stricken text~~) and to add the double underlined text (indicated as set forth in the following example: double-underlined text) as set forth in the marked copy of the Credit Agreement (including Schedule 1.01 and Schedule 7.03 thereto) attached as Exhibit A hereto, and (b) Exhibit D to the Original Credit Agreement (Form of Compliance Certificate) is hereby amended by deleting the full text of such Exhibit D in its entirety and replacing it with the Form of Compliance Certificate attached as Exhibit B hereto.
4.    Representations and Warranties. The Borrower hereby represents and warrants, as of the date of this Amendment and the Effective Date, that:
4.1    The representations and warranties contained in the Credit Agreement and in the other Credit Documents are true, correct and complete in all material respects (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true, correct and complete in all material respects on and as of such earlier date); provided that, if a representation and warranty, covenant or condition is qualified as to materiality, the applicable materiality qualifier set forth above shall be disregarded with respect to such representation and warranty, covenant or condition;
4.2    The execution and delivery of this Amendment has been duly authorized by all necessary action on the part of the Borrower. This Amendment has been duly executed and delivered by the Borrower and is a legal, valid and binding obligation of the Borrower, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditor’s rights generally or by equitable principles relating to enforceability; and
4.3    No Event of Default or Default has occurred and is continuing or would result after giving effect to this Amendment.
4.4    The consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2022 and the related consolidated statements of income, shareholders' equity and cash flows, reported on by PricewaterhouseCoopers LLP, copies of which have been delivered to the Finance Parties, fairly present in all material respects, in each case in conformity with GAAP, consistently applied, the consolidated financial position of the Borrower and its Subsidiaries as of such date and their consolidated results of operations and cash flows for the periods stated therein.
5.    Ratification. Except for the amendments under this Amendment, the parties ratify and confirm the Original Credit Agreement and the other Credit Documents and agree that they remain in full force and effect. This Amendment is expressly without prejudice to any rights or remedies of the Finance Parties, including, without limitation, those under the Credit Agreement and the other Credit Documents, all of which are expressly reserved and are not waived.
6.    Effectiveness. This Amendment shall become effective on the date on which each of the following conditions precedent have been satisfied (the “Effective Date”):

Execution Version
(a)    the Administrative Agent shall have received the following all of which shall be in form and substance satisfactory to the Administrative Agent:
(i)    an executed copy of this Amendment;
(ii)    an executed copy of a fee letter dated as of the Effective Date between the Borrower and the Administrative Agent pursuant to which the Borrower agrees to pay a non-refundable upfront fee to the Administrative Agent, for the account of the Lenders on a pro rata basis in accordance with their respective Commitments, in an amount equal to 0.10% of the Facility Amount as of the Effective Date (immediately after giving effect to this Amendment);
(iii)    legal opinions addressed to the Finance Parties from U.S. counsel to the Borrower and Bermuda counsel to the Borrower;
(iv)    a certificate dated as of the Effective Date signed by the President, any Vice President, Chief Executive Officer, Chief Financial Officer, Controller or Chief Operating Officer of the Borrower, and attested to by the Secretary or any Assistant Secretary of the Borrower, together with (x) copies of its organizational documents (including, but not limited to, (A) the articles or certificate of incorporation or formation (or equivalent), as applicable, (B) the memorandum of association (or equivalent), and (C) the bye-laws or other governing document as in effect on the Effective Date), (y) the resolutions relating to this Amendment, and (z) an incumbency certificate evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment;
(v)    a certificate dated as of the Effective Date signed by a Responsible Officer of the Borrower (A) certifying that the representations and warranties of the Borrower contained in Section 4 of this Amendment are true and correct on the Effective Date or, to the extent that such representations and warranties specifically refer to an earlier date, as of such earlier date, (B) either attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by the Borrower and the validity against the Borrower of the Credit Documents to which it is a party, and certifying that such consents, licenses and approvals are in full force and effect, or stating that no such consents, licenses or approvals are so required, (C) certifying that there has been no event or circumstance since December 31, 2022 that has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and (D) certifying that the Borrower is in pro forma compliance with Section 7.06 of the Credit Agreement after giving effect to this Amendment and the Increased Commitment, calculated based on the most recently delivered financial statements under Section 6.01(a) or 6.01(b) of the Credit Agreement;
(vi)    satisfactory evidence that each of ArchCo and Apollo No. 14 Limited is authorized or admitted by Lloyd's as a member of a Managed Syndicate to underwrite business at Lloyd's;
(vii)    a letter from the Process Agent confirming its appointment by the Borrower as its agent to receive service of process as specified in the Credit Agreement;

Execution Version
(viii)    a copy of the most recent business forecast prepared for the 2024 underwriting year of account for the Managed Syndicate No. 1955 and Managed Syndicate No. 2012;
(ix)    evidence that as at June 30, 2023 Own FAL of Apollo No. 14 Limited was not less than $104,818,077.49;
(x)    a copy of an Assignment and Assumption dated on or prior to the date hereof executed by Bank of Montreal, as assignor, TD Bank, as assignee, the Administrative Agent and the Borrower pursuant to which Bank of Montreal assigns $120,000,000 of its Commitment to TD Bank on the Effective Date, immediately prior to this Amendment being effective; and
(xi)    a copy of an Assignment and Assumption dated on or prior to the date hereof executed by Bank of Montreal, as assignor, ANZ, as assignee, the Administrative Agent and the Borrower pursuant to which Bank of Montreal assigns $20,000,000 of its Commitment to ANZ on the Effective Date, immediately prior to this Amendment being effective.
(b)    all corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Amendment and the Credit Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all certificates, documents and papers, including certificates of existence or good standing certificates, as applicable, and any other records of corporate proceedings and governmental approvals, if any, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate or governmental authorities;
(c)    since December 31, 2022, nothing shall have occurred which has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;
(d)    no actions, suits or proceedings by any entity (private or governmental) shall be pending against the Borrower with respect to this Amendment, any Credit Document, the Transactions or any of the transactions contemplated hereby or thereby;
(e)    the Borrower shall have a Financial Strength Rating of at least "B++" by A.M. Best Company, Inc. or "BBB+" from S&P;
(f)    any fees required to be paid by the Borrower to the Finance Parties under this Amendment or the other Credit Documents on or before the Effective Date shall have been paid;
(g)    the Borrower shall have paid all reasonable fees, charges and disbursements of counsel to the Finance Parties incurred in connection with the preparation, execution, and delivery of this Amendment and the other documents contemplated by this Amendment (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to the Effective Date;
(h)    the Borrower shall be in pro forma compliance with Section 7.06 of the Credit Agreement after giving effect to this Amendment and the Increased Commitment, calculated

Execution Version
based on the most recently delivered financial statements under Section 6.01(a) or 6.01(b) of the Credit Agreement; and
(i)    the Administrative Agent shall have received an Administrative Questionnaire from each New Lender.
The Administrative Agent or its counsel shall promptly notify the Borrower, the L/C Agent and the Lenders (including the New Lenders) of the Effective Date.
7.    Fees and Expenses. The Borrower shall promptly pay all reasonable fees, costs, charges, expenses and disbursements of the Administrative Agent incurred in connection with the preparation, execution, and delivery of this Amendment and the other documents contemplated by this Amendment.
8.    Miscellaneous provisions. The provisions of Section 10.13 (Governing Law; Jurisdiction; Etc.) and Section 10.14 (Waiver of Jury Trial) of the Credit Agreement are hereby incorporated by reference as if fully set forth herein. This Amendment is a Credit Document. The Borrower acknowledges and agrees that the representations and warranties set forth herein are material inducements to the Finance Parties to deliver this Amendment. This Amendment shall be binding upon and inure to the benefit of and be enforceable by the parties hereto, and their respective permitted successors and assigns. No course of dealing on the part of the Finance Parties or any of their respective officers, nor any failure or delay in the exercise of any right by the Finance Parties, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right. The failure at any time to require strict performance by the Borrower of any provision of any Credit Documents shall not affect any right of the Finance Parties thereafter to demand strict compliance and performance. No other person or entity, other than the parties hereto, shall be entitled to claim any right or benefit hereunder, including, without limitation, the status of a third party beneficiary hereunder.
9.    Counterparts; Integration; Effectiveness. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Amendment and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 6, this Amendment shall become effective when it shall have been executed by the Borrower, each of the Lenders, the Administrative Agent and the L/C Agent and when the Administrative Agent shall have received counterparts hereof that bear the signature of such Persons. Delivery of an executed counterpart of a signature page of this Amendment by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Amendment.
10.    Electronic Execution. The words "execution," "signed," "signature," and words of like import in this Amendment or any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Execution Version
11.    Register. As of the Effective Date, upon satisfaction of the conditions precedent set forth in Section 6 above, the Administrative Agent shall record the relevant information contained in this Amendment in the Register.
[Remainder of page intentionally left blank.]

    The parties have executed and delivered this Amendment as of the date first set forth above.

ARCH REINSURANCE LTD.,
as the Borrower
By:	/s/ Jerome Halgan
Name:	Jerome Halgan
Title:	Chief Executive Officer

Signature Page – Amendment No. 3 and Joinder

LLOYDS BANK CORPORATE MARKETS PLC,
as the L/C Issuer
By:	/s/ Catherine Lim
Name:	Catherine Lim
Title:	Assistant Vice President

By:	/s/ Tina Wong
Name:	Tina Wong
Title:	Assistant Vice President

Signature Page – Amendment No. 3 and Joinder

ROYAL BANK OF CANADA,
as a Lender
By:	/s/ Kevin Bemben
Name:	Kevin Bemben
Title:	Authorized Signatory

Signature Page – Amendment No. 3 and Joinder

THE TORONTO-DOMINION BANK, LONDON BRANCH,
as a Lender
By:	/s/ Philip Bates
Name:	Philip Bates
Title:	MD & Head European Corporate Banking

THE TORONTO-DOMINION BANK, NEW YORK BRANCH,
as Co-Signer
By:	/s/ Betty Chang
Name:	Betty Chang
Title:	Authorized Signatory

Signature Page – Amendment No. 3 and Joinder

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED,
as a Lender
By:	/s/ Alex Biggs
Name:	Alex Biggs
Title:	Head of Trade & Supply Chain Sales UK & Europe

Signature Page – Amendment No. 3 and Joinder

OVERSEA-CHINESE BANKING CORPORATION LIMITED, LONDON BRANCH,
as a Lender
By:	/s/ Siu Ming Cheuk
Name:	Siu Ming Cheuk
Title:	General Manager, London Branch

Signature Page – Amendment No. 3 and Joinder

Exhibit A
[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is both (i) not material and (ii) the type that the Company treats as private or confidential.

LETTER OF CREDIT FACILITY AGREEMENT

dated as of November 3, 2020
as amended by Amendment No. 1 dated as of October 29, 2021,
as further amended by Amendment No. 2 and Joinder dated as of October 27, 2022 and as further amended by Amendment No. 3 and Joinder dated as of October 25, 2023 between

ARCH REINSURANCE LTD.
as the Borrower,

the Lenders referred to herein

and

LLOYDS BANK CORPORATE MARKETS PLC
as the Administrative Agent and the L/C Agent

LLOYDS BANK CORPORATE MARKETS PLC and BANK OF MONTREAL
as Joint Lead Arrangers

and

LLOYDS BANK CORPORATE MARKETS PLC
as Sole Bookrunner

TABLE OF CONTENTS

SCHEDULES
1.01    Lenders; Commitments
7.03    Permitted Liens
10.02    Certain Addresses for Notices
EXHIBITS
A    Form of Letter of Credit
B    Form of Letter of Credit Application
C    Form of Notice of Non-Extension
D    Form of Compliance Certificate
E    Form of Collateral Value Certificate
F    Form of Substitution Letter

LETTER OF CREDIT FACILITY AGREEMENT
This LETTER OF CREDIT FACILITY AGREEMENT (as amended, restated, modified and/or supplemented from time to time, this "Agreement") is entered into as of November 3, 2020 between ARCH REINSURANCE LTD., an exempted company limited by shares incorporated under the laws of Bermuda and dual licensed as a Class 4 and Class C insurer under the Insurance Act (the "Borrower"), the lenders who are party to this Agreement and the lenders who may become a party to this Agreement pursuant to the terms hereof, as Lenders, and LLOYDS BANK CORPORATE MARKETS PLC, as Administrative Agent for the Lenders.
WHEREAS, the Borrower's Subsidiary Arch Syndicate Investments Ltd, a company incorporated in England and Wales with registration number 6645382 ("ArchCo"), is a member at Lloyd's;
WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders provide a letter of credit facility and issue one or more letters of credit with an aggregate stated amount not to exceed the Facility Amount (as defined herein) for the account of ArchCo and one or more other Account Parties and for the benefit of Lloyd's to provide Funds at Lloyd's (as defined herein) in support of each Account Party's Subject Business (as defined herein); and
WHEREAS, the Administrative Agent and the Lenders have agreed to provide such letter of credit facility on the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS
1.01    Defined Terms.
As used in this Agreement, the following terms shall have the meanings set forth below:
"Account Party" means (a) ArchCo and (b) any other Person with which the Borrower has entered into a program for an aggregate excess of loss agreement or with which the Borrower has entered into a reinsurance treaty or agreement and that is a member at Lloyd's, as may be agreed between the Administrative Agent and the Borrower in writing from time to time.
"Administrative Agent" means Lloyds, in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Article IX.
"Administrative Agent's Office" means the Administrative Agent's address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower
"Administrative Questionnaire" means an administrative questionnaire in a form supplied by the Administrative Agent.
"Affected Financial Institution" means (a) any EEA Financial Institution or (b) any UK Financial Institution;
"Affiliate" means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
"Agreement" has the meaning specified in the introductory paragraph hereto.

"Alternative Currency" means each of Canadian dollars, euro, sterling, Japanese yen, Australian dollars and each other currency (other than Dollars) that is approved by the Administrative Agent.
"Amendment No. 1" means Amendment No. 1 to the Letter of Credit Facility Agreement dated as of October 29, 2021 among the Borrower, the Administrative Agent, the L/C Agent and the Lenders as of such date.
"Amendment No. 1 Effective Date" means the Effective Date as defined in Amendment No. 1.
"Amendment No. 2 and Joinder" means that certain Amendment No. 2 and Joinder to Letter of Credit Facility Agreement dated as of October 27, 2022 among the Borrower, the Administrative Agent, the L/C Agent and the Lenders as of such date.
"Amendment No. 2 Effective Date" means the Effective Date as defined in the Amendment No. 2 and Joinder.
"Amendment No. 3 and Joinder" means that certain Amendment No. 3 and Joinder to Letter of Credit Facility Agreement dated as of October 25, 2023 among the Borrower, the Administrative Agent, the L/C Agent and the Lenders as of such date.
"Amendment No. 3 Effective Date" means the Effective Date as defined in the Amendment No. 3 and Joinder.
"Apollo Letter of Credit" means a Letter of Credit issued for the account of Apollo No. 14 Limited under this Agreement.
"Apollo Managed Syndicate" means any syndicate (or any successor if such persons merge at Lloyd's or, if appropriate, any syndicate underwriting business at Lloyd's with such syndicate as a parallel syndicate, quota share or special purpose syndicate) set out in the Apollo Quota Share Agreement in which Apollo No. 14 Limited participates in respect of all business written into such syndicate's 2024 underwriting year of account which is covered in the Apollo Quota Share Agreement.
"Apollo Quota Share Agreement" means a quota share reinsurance treaty or other quota share agreement or reinsurance treaty or agreement between Apollo No. 14 Limited and the Borrower pursuant to which the Borrower is required to establish Funds at Lloyd's for the 2024 underwriting year of account (and any open prior underwriting years of account), in each case in the amount (and subject to any limits) set out in such treaty or agreement.
"Applicable Insurance Regulatory Authority" means, when used with respect to any Regulated Insurance Company, (x) the insurance department or similar administrative authority or agency located in each state or jurisdiction (foreign or domestic) in which such Regulated Insurance Company is domiciled or (y) to the extent asserting regulatory jurisdiction over such Regulated Insurance Company, the insurance department, authority or agency in each state or jurisdiction (foreign or domestic) in which such Regulated Insurance Company is licensed, and shall include any Federal or national insurance regulatory department, authority or agency that may be created and that asserts regulatory jurisdiction over such Regulated Insurance Company.
"Applicable Rate" means, for any day, (i) in relation to any Letter of Credit which is not Fully Collateralized on such day, [***]% per annum, and (ii) in relation to any Letter of Credit which is Fully Collateralized on such day, [***]% per annum.
"Approved Credit Institution" means a credit institution within the meaning of the First Council Directive on the co-ordination of laws, regulations and administrative provisions relating to the taking up and pursuit of the business of credit institutions (No. 77/780/EEC) which has been approved by the Council of Lloyd's for the purpose of providing guarantees and issuing or confirming letters of credit comprised (or to be comprised) in a member's Funds at Lloyd's.
"Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
"ArchCo" has the meaning specified in the recitals hereto.
"Arch Managing Agent" means Arch Managing Agency Limited (formerly Barbican Managing Agency Limited) as managing agent at Lloyd's for Managed Syndicate No. 2012 and Managed Syndicate No. 1955.
"Arrangers" means Lloyds and Bank of Montreal as joint lead arrangers.
"Article 55 BRRD" means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.
"Assignment and Assumption" means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06), and accepted by the Administrative Agent, in a form reasonably acceptable to the Administrative Agent.
"Availability Period" means the period commencing on the Closing Date and ending on May 31, 2024 (or, if applicable, such later date as may be agreed in writing between each Lender, the Administrative Agent and the Borrower in accordance with Section 2.11).
"Availability Period Extension Effective Date " has the meaning specified in Section 2.11(a).
"Bail-In Action" means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution;
"Bail-In Legislation" means:
(a)    with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule; and
(b)    with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
"Beneficial Ownership Certification" means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
"Beneficial Ownership Regulation" means 31 C.F.R. § 1010.230.
"Benefit Plan" means any of (a) an "employee benefit plan" (as defined in ERISA) that is subject to Title I of ERISA, (b) a "plan" as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such "employee benefit plan" or "plan".
"Bermuda Companies Law" means the Companies Act 1981, as amended from time to time, and other relevant Bermuda law.
"Borrower" has the meaning specified in the introductory paragraph hereto.
"Business Day" means any day (other than a Saturday or Sunday) on which commercial banks are open for general business in London, New York and Toronto.
"Business Plan" means, in respect of each Managed Syndicate, (i) prior to the Amendment No. 3 Effective Date, the most recent business forecast prepared for the 2021, 2022 or 2023 underwriting year of account in relation to such Managed Syndicate, as applicable, and (ii) on and after the Amendment No. 3 Effective Date, the most recent business forecast prepared for the 2024 underwriting year of account in relation to such Managed Syndicate.
"Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
"Cash" means Dollars and any overnight or other investment money market funds of the financial institution (or an Affiliate of such financial institution) at which the Collateral Account is held.
"Cash Collateralize" means to (i) enter into a Security Agreement and Control Agreement and such other Security Documents as the Administrative Agent may reasonably request to grant a first priority perfected security interest in, and Lien on, the Collateral Account in favor of the Administrative Agent and (ii) deposit Cash into the Collateral Account as collateral for the L/C Obligations. "Cash Collateral" shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
"Change in Control" means (a) any Person or group of Persons (as used in Sections 13 and 14 of the Securities Exchange Act of 1934 and the rules and regulations thereunder) shall have become the beneficial owner (as defined in rules promulgated by the SEC) of more than 50% of the voting securities of the Parent or (b) the Parent shall cease to own, directly or indirectly, 100% of the Equity Interests of the Borrower (other than directors’ or similar nominal shares).
"Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a "Change in Law," regardless of the date enacted, adopted or issued.
"Closing Date" means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

"Code" means the U.S. Internal Revenue Code of 1986, as amended from time to time.
"Collateral" means, with respect to the Borrower, all property and assets with respect to which a security interest is purported to be granted in favor of the Administrative Agent pursuant to the Security Agreement.
"Collateral Account" means a securities account maintained by the Borrower at the Securities Intermediary as to which the Securities Intermediary, the Borrower and the Administrative Agent have entered into a Control Agreement.
"Collateral Value" means, at any time, and in respect of any Letter of Credit, (a) the aggregate amount of Cash and Eligible Securities held in the Collateral Account at such time and allocated to such Letter of Credit in the Collateral Value Certificate then most recently delivered to the Administrative Agent, multiplied in each case by (b) the respective Valuation Rates for Cash and such Eligible Securities; provided that all Cash and Eligible Securities shall only be included in the Collateral Value to the extent same are subject to a first priority perfected security interest in favor of the Administrative Agent pursuant to the Security Documents; provided further that, at any time, any portion of the Collateral Value that has been allocated to one Letter of Credit may not also be allocated to any other Letter of Credit.
"Collateral Value Certificate" means a certificate executed by a Responsible Officer of the Borrower substantially in the form of Exhibit E, with such changes thereto as the Administrative Agent and the Borrower may agree from time to time.
"Commitment" means, as to any Lender, the obligation of such Lender to Issue Letters of Credit for the account of the Account Parties in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name on the Register, as such amount may be modified at any time or from time to time pursuant to the terms hereof. The Commitment of each Lender as of the Amendment No. 3 Effective Date is set forth opposite the name of such Lender on Schedule 1.01.
"Compliance Certificate" means a certificate executed by a Responsible Officer of the Borrower substantially in the form of Exhibit D, with such changes thereto as the Administrative Agent and the Borrower may agree from time to time.
"Consolidated Indebtedness" means, as of any date of determination, (i) all Indebtedness of the Parent and its Subsidiaries which at such time would appear on the liability side of a balance sheet of such Persons prepared on a consolidated basis in accordance with GAAP (excluding Indebtedness incurred under TALF in an amount not to exceed $800 million at any one time outstanding, and Indebtedness owing to Federal Home Loan Banks by Regulated Insurance Companies in an amount not to exceed $600 million at any one time outstanding) plus without duplication (ii) any Indebtedness for borrowed money of any other Person (other than the Parent or any of its Subsidiaries) as to which the Parent and/or any of its Subsidiaries has created a Guarantee (but only to the extent of such Guarantee). For the avoidance of doubt, "Consolidated Indebtedness" shall not include any Guarantees of any Person under or in connection with letters of credit or similar facilities so long as no unreimbursed drawings or payments have been made in respect thereof.
"Consolidated Net Worth" means for each of the Parent and the Borrower, as of any date of determination, the amount set forth on the most recently available consolidated balance sheet of the such Person as "Total shareholders’ equity available to Arch", determined on a consolidated basis in accordance with GAAP (excluding the effects of Financial Accounting Statement No. 115).
"Consolidated Tangible Net Worth" means, as of the date of any determination, Consolidated Net Worth of the Borrower and its Subsidiaries on such date less the amount of all intangible items included therein, including, without limitation, goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks, brand names and write-ups of assets.
"Consolidated Total Capital" means, as of any date of determination, the sum of (i) Consolidated Indebtedness and (ii) Consolidated Net Worth of the Parent at such time.
"Control" means the possession, directly or indirectly, of the power (a) to vote 10% or more of the securities having ordinary voting power for the election of directors of such company or corporation or (b) to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.
"Control Agreement" means an account control agreement among the Borrower, the Securities Intermediary and the Administrative Agent with respect to the Collateral Account, in form and substance reasonably satisfactory to the Administrative Agent.
"Credit Documents" means this Agreement, each Issuer Document, the Security Documents, each Fee Letter and each FAL Providers' Deed.
"Credit Protection Agreement" means any OTC arrangement designed to transfer credit risk from one party to another, including credit default swaps (including, without limitation, single name, basket and first-to-default swaps), total return swaps and credit-linked notes.
"DBRS" means DBRS Limited.
"Debtor Relief Laws" means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
"Default" means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
"Default Rate" means a rate equal to Federal Funds Effective Rate plus 2% per annum.
"Defaulting Lender" means, subject to Section 2.14(b), any Lender that (a) has failed to pay to the Administrative Agent, the L/C Agent or any other Lender any amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the L/C Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.14(b)) upon delivery of written notice of such determination to the Borrower, the L/C Agent and each Lender.
"Designated Jurisdiction" means any country, region or territory to the extent that such country, region or territory itself is the subject of any Sanction.
"Dollar" and "$" mean lawful money of the United States.
"EEA Financial Institution" means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
"EEA Member Country" means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
"EEA Resolution Authority" means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
"Eligible Assignee" means any of (a) a financial institution having a senior unsecured debt rating of not less than "A," or its equivalent, by S&P and (b) any other Person (other than a natural person) approved by, unless a Default has occurred and is continuing, the Borrower (with each such approval not to be unreasonably withheld or delayed); provided, however, that such Eligible Assignee shall also be an Approved Credit Institution.
"Eligible Collateral" means Cash or Eligible Securities deposited in the Collateral Account as security for all or a portion of the L/C Obligations in accordance with this Agreement and the Security Documents.
"Eligible Securities" has the meaning provided in the definition of "Valuation Rate".
"Environmental Law" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
"Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
"Equity Interests" means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of

(or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.
"ERISA" means the Employee Retirement Income Security Act of 1974 and the rules and regulations thereunder, each as amended or modified from time to time.
"ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412, 430 or 431 of the Code).
"Erroneous Payment" has the meaning assigned to it in Section 10.22(a).
"EU Bail-In Legislation Schedule" means the document described as such and published by the Loan Market Association (or any successor Person) from time to time.
"Event of Default" has the meaning specified in Section 8.01.
"Excluded Taxes" means any of the following Taxes imposed on or with respect to a Finance Party or required to be withheld or deducted from a payment to a Finance Party: (a) Taxes imposed on or measured by its net income (however denominated), and franchise Taxes imposed on it in lieu of net income Taxes (however denominated), by the jurisdiction (or any political subdivision thereof) under the Laws of which such Finance Party is organized or in which its principal office or applicable Lending Office is located or (b) any Taxes imposed as a result of any other present or former connection between such Finance Party and the jurisdiction (or any political subdivision thereof) imposing such Taxes other than a connection arising solely from such Finance Party having executed, delivered, enforced, became a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction under, any Credit Document, (c) any branch profits Taxes imposed by the United States or any similar Tax imposed by any jurisdiction in which such Finance Party does business, (d) any backup withholding Tax that is required by the Code to be withheld from amounts payable to such Finance Party, (e) any other Tax attributable to such Finance Party's failure to comply with Section 3.01(d), and (f) any Tax or other withholding imposed under FATCA.
"Existing L/C Agreement" means that certain letter of credit facility agreement dated as of November 1, 2019 between the Borrower and Lloyds, as amended on January 27, 2020.
"Existing Letter of Credit" means each letter of credit issued under the Existing L/C Agreement.
"Existing Security Documents" means the "Security Documents" as defined in the Existing L/C Agreement.
"Facility Amount" means (i) prior to the Amendment No. 3 Effective Date, $400,000,000, and (ii) on and after the Amendment No. 3 Effective Date, $530,000,000, as such amount may be increased pursuant to Section 2.10.
"FAL Providers’ Deed" means:
(a)    a FAL providers’ deed in form and substance satisfactory to the L/C Agent and the Lenders among ArchCo, the applicable Managing Agent and each bank or other Person that has provided or proposes to provide Funds at Lloyd's of ArchCo; and

(b)    a FAL providers’ deed in form and substance satisfactory to the L/C Agent and the Lenders among Apollo No. 14 Limited, the applicable Managing Agent and each bank or other Person that has provided or proposes to provide Funds at Lloyd's of Apollo No. 14 Limited.
"FATCA" means Sections 1471-1474 of the Code, any current or future regulations promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any intergovernmental agreements, treaties or conventions (or any legislation, rules or official administrative practices) implementing any of the foregoing.
"Federal Funds Effective Rate" means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 0%.
"Fee Letter" means any fee letter entered into between any Finance Party and the Borrower in connection with this Agreement.
"Finance Party" means (a) the Administrative Agent, (b) the L/C Agent, and (c) any Lender or Issuing Lender, as applicable.
"Financial Officer" means the chief financial officer, principal accounting officer, treasurer, controller or assistant controller of the Borrower. Any document delivered hereunder that is signed by a Financial Officer shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Financial Officer shall be conclusively presumed to have acted on behalf of the Borrower.
"Financial Strength Rating" means with respect to any Regulated Insurance Company, the financial strength rating of such Insurance company as determined by A.M. Best Company, Inc. or S&P.
"Foreign Pension Plan" means any plan, fund (including, without limitation, any super-annuation fund) or other similar program established or maintained outside the United States of America by the Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, and which plan is not subject to ERISA or the Code.
"FRB" means the Board of Governors of the Federal Reserve System of the United States.
"FRBNY" means the Federal Reserve Bank of New York, or any other Governmental Authority that is a successor or supplemental lender under TALF.
"Fully Collateralized" means, in relation to any Letter of Credit, that the Collateral Value allocated to such Letter of Credit in accordance with this Agreement equals or exceeds the L/C Obligations with respect to such Letter of Credit.
"Fund" means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.
"Funds at Lloyd's" has the meaning given to it in paragraph 4 of the Membership Byelaw (No. 5 of 2005).

"GAAP" means accounting principles generally accepted in the United States set forth in the Financial Accounting Standards Board Codification or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
"General Prudential Sourcebook" means the General Prudential Sourcebook for Banks, Building Societies, Insurers and Investment Firms (as amended and replaced from time to time), which forms part of the Handbook.
"Governmental Authority" means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
"Group Credit Agreement" means the Fourth Amended and Restated Credit Agreement dated as of August 23, 2023 (as amended, amended and restated, supplemented or otherwise modified in writing from time to time) among Parent and certain of its subsidiaries as borrowers, Bank of America, N.A., as administrative agent, fronting bank and L/C administrator, and the other lenders party thereto.
"Guarantee" of or by any Person (the "guarantor") means any obligation guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; pro-vided, however, that the term Guarantee shall not include (x) endorsements of instruments for deposit or collection in the ordinary course of business or (y) obligations of any Regulated Insurance Company under Insurance Contracts, Reinsurance Agreements or Retrocession Agreements. The amount of any Guarantee shall be deemed to be an amount equal to the stated or de-terminable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
"Handbook" means the UK Prudential Regulation Authority Handbook of Rules and Guidance or the UK Financial Conduct Authority Handbook of Rules and Guidance, as applicable (each as amended and replaced from time to time).
"Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
"Hedging Agreements" means any equity short sales, any foreign exchange contracts, currency swap agreements, commodity price hedging arrangements or other similar arrangements, or arrangements designed to protect against fluctuations in currency values.

"Increase Effective Date" has the meaning specified in Section 2.10(e).
"Incremental Commitment" has the meaning specified in Section 2.10(a).
"Incremental Lender" means any existing Lender or other Person that is an Eligible Assignee that agrees to provide an Incremental Commitment.
"Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, provided that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such property at such date of determination (determined in good faith by the Borrower) and (B) the amount of such Indebtedness of such other person, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all net obligations of such Person under Interest Rate Protection Agreements, Hedging Agreements and Credit Protection Agreements and (i) all reimbursement obligations of such Person in respect of drawn letters of credit, letters of guaranty, bankers' acceptances and similar credit transactions.
The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. For the avoidance of doubt, Indebtedness shall not include (u) trade payables (including payables under insurance contracts and reinsurance payables) and accrued expenses in each case arising in the ordinary course of business, (v) obligations of Regulated Insurance Companies with respect to Policies, (w) obligations arising under deferred compensation plans of the Borrower and its Subsidiaries in effect on the Closing Date or which have been approved by the board of directors of the Borrower, (x) obligations with respect to products underwritten by Regulated Insurance Companies in the ordinary course of business, including insurance policies, annuities, performance and surety bonds and any related contingent obligations (y) reinsurance agreements entered into by any Regulated Insurance Company in the ordinary course of business and (z) Preferred Securities.
"Indemnified Taxes" means Taxes, other than Excluded Taxes and Other Taxes, imposed on or in respect of any payment made by the Borrower under any Credit Document.
"Indemnitee" has the meaning specified in Section 10.04(b).
"Information" has the meaning specified in Section 10.07.
"INSPRU" means the Prudential Sourcebook for Insurers (as amended and replaced from time to time), which forms part of the Handbook.
"Insurance Act" means the Bermuda Insurance Act 1978 and related regulations, as amended from time to time.
"Insurance Business" means one or more aspects of the business of selling, issuing or underwriting insurance or reinsurance.
"Insurance Contract" means any insurance contract or policy issued by a Regulated Insurance Company but shall not include any Reinsurance Agreement or Retrocession Agreement.

"Insurance License" means the Borrower's authorization to act as a Class 4 general business insurer and as a Class C long-term insurer pursuant to the Insurance Act.
"Interest Rate Protection Agreement" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement, interest rate floor agreement, interest rate futures contract traded on a nationally or internationally recognized exchange (including, but not limited to, the Chicago Board of Trade, Chicago Mercantile Exchange, New York Mercantile Exchange, New York Futures Exchange and London International Financial Futures Exchange) or other similar agreement or arrangement.
"Issuance" means, with respect to any Letter of Credit, the issuance or amendment of such Letter of Credit. "Issue" and "Issued" have meanings correlative thereto.
"Issuance Date" means, with respect to any Letter of Credit, the date on which such Letter of Credit is dated and Issued by the L/C Agent hereunder following a request for such Issuance by the Borrower.
"Issuer Documents" means, with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Agent and the Borrower in respect of such Letter of Credit.
"Issuing Lenders" means, with respect to any Letter of Credit, the Lenders who have Issued such Letter of Credit.
"Joinder Agreement" means a joinder or similar agreement entered into by any Lender under Section 2.10 pursuant to which such Lender shall provide an Incremental Commitment hereunder.
"Laws" means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
"L/C Agent" means Lloyds, in such capacity.
"L/C Credit Extension" means, with respect to a Letter of Credit, the Issuance thereof.
"L/C Disbursement" means, with respect to any Letter of Credit, any payment made by an Issuing Lender pursuant thereto.
"L/C Obligations" means, at any time, without duplication, the aggregate amount available to be drawn under the outstanding Letters of Credit. For all purposes of this Agreement, if on any date of determination any amount may still be drawn under a Letter of Credit, such Letter of Credit shall be deemed to be "outstanding" in the amount so remaining available to be drawn.
"Lender" means (i) the Persons listed on Schedule 1.01 as of the Amendment No. 3 Effective Date and (ii) any other Person that shall have become a party to this Agreement as a Lender pursuant to an Assignment and Assumption, other than any Person that ceases to be a party hereto as a Lender pursuant to an Assignment and Assumption.
"Lending Office" means, with respect to each Lender, the office or offices of such Lender described as such on Schedule 10.02 hereof, or such other office or offices as such Lender may from time to time notify the Administrative Agent and the Borrower.

"Letter of Comfort" means a comfort letter from Lloyd's in form and substance acceptable to the Administrative Agent.
"Letter of Credit" means a standby letter of credit issued hereunder in the form attached hereto as Exhibit A or in such other form acceptable to the L/C Agent (in consultation with the Borrower) and not adverse to the interests of the Lenders in any material respect.
"Letter of Credit Application" means an application and agreement for the Issuance of a Letter of Credit in the form attached hereto as Exhibit B or in such other form acceptable to the L/C Agent.
"Letter of Credit Exposure" means, at any time for each Lender, such Lender’s Ratable Share of the sum of (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all outstanding Reimbursement Obligations in respect of Letters of Credit at such time.
"Letter of Credit Expiration Date" has the meaning specified in Section 2.03(b).
"Letter of Credit Fee" has the meaning specified in Section 2.03(f).
"Leverage Ratio" means, at any time, the ratio of (i) Consolidated Indebtedness at such time to (ii) Consolidated Total Capital at such time.
"Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
"Lloyds" means Lloyds Bank Corporate Markets plc, a public limited company organized under the laws of England and Wales.
"Lloyd's" means the society incorporated by Lloyd's Act 1871 in the name of Lloyd's.
"M&URs" means the Membership and Underwriting Conditions and Requirements set out in Market Bulletin Ref: Y5348 (as amended or supplemented from time to time and including any successor to or replacement thereof).
"Managed Syndicate" means Managed Syndicate No. 2012, Managed Syndicate No. 1955 and the Apollo Managed Syndicate.
"Managed Syndicate No. 1955" means Syndicate No. 1955 (or any successor if such persons merge at Lloyd's or, if appropriate, any syndicate underwriting business at Lloyd's with Syndicate No. 1955 as a parallel syndicate, quota share or special purpose syndicate).
"Managed Syndicate No. 2012" means Syndicate No. 2012 (or any successor if such persons merge at Lloyd's or, if appropriate, any syndicate underwriting business at Lloyd's with Syndicate No. 2012 as a parallel syndicate, quota share or special purpose syndicate).
"Managing Agent" means the Arch Managing Agent and any managing agent which is authorized and permitted to act as managing agent at Lloyd's for any Apollo Managed Syndicate.
"Margin Stock" means "margin stock" within the meaning of Regulations T, U and X of the FRB.

"Material Adverse Effect" means (i) a material adverse effect on the business, operations, property or financial condition of the Borrower or (ii) a material adverse effect on (x) the rights and remedies of the Administrative Agent or any Lender under the Credit Documents, (y) the ability of the Borrower to perform its obligations under the Credit Documents or (z) the legality, validity or enforceability of any Credit Document.
"Maximum Rate" has the meaning provided in Section 10.09.
"Minimum Tangible Net Worth Amount" means $10,511,984,919.
"Moody's" means Moody's Investors Service, Inc. and any successor thereto.
"Multiemployer Plan" means any "multiemployer plan" as defined in Section 4001(a)(3) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrower, any of its Subsidiaries or any of its ERISA Affiliates, and each such plan for the five year period immediately following the latest date on which the Borrower, such Subsidiary or such ERISA Affiliate contributed to or had an obligation to contribute to such plan, or any other such plan with respect to which Borrower, any of its Subsidiaries or any of its ERISA Affiliates has any liability under Title IV of ERISA, contingent or otherwise.
"Net Worth" means, as to any Person, the sum of its capital stock (including its Preferred Securities), capital in excess of par or stated value of shares of its capital stock (including its Preferred Securities), retained earnings and any other account which, in accordance with GAAP, constitutes stockholders equity, but excluding (i) any treasury stock and (ii) the effects of Financial Accounting Statement No. 115.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment, modification or termination that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (b) has been approved by the Required Lenders.
"Notice of Non-Extension" has the meaning specified in Section 2.03(c).
"Obligations" means all advances to, and debts, liabilities and obligations of the Borrower arising under any Credit Document to the Administrative Agent, the L/C Agent, any Issuing Lender, any Lender or any other Person entitled thereto, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
"Offer Period" has the meaning specified in Section 2.10(b).
"Other Taxes" means all present or future stamp, court or documentary Taxes or any other similar excise or intangible, recording, filing or similar Taxes that arise from any payment made hereunder or under any other Credit Document or on the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document other than, in each case, any such Taxes that are imposed in respect of an assignment, participation or change in Lending Office (other than an assignment or change in Lending Office made pursuant to Section 3.03) as a result of a present or former connection between the applicable taxpayer and the jurisdiction imposing such Taxes other than a connection arising solely from such recipient having executed, delivered, enforced, became a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction under, any Credit Document.

"Own FAL" means in relation to any Account Party, such part of its Funds at Lloyd's (if any) as is provided by such Account Party or any of its Affiliates by way of cash and/or investments and/or covenant and charge or otherwise as permitted by Lloyd's from time to time (which shall be valued by Lloyd's in accordance with its usual practice).
"Parent" means Arch Capital Group Ltd., an exempted company with liability limited by shares incorporated under the laws of Bermuda.
"Payment Recipient" has the meaning assigned to it in Section 10.22(a).
"PBGC" means the Pension Benefit Guaranty Corporation.
"Permitted Liens" means (a) Liens created pursuant to the Credit Documents, (b) Liens existing on the Amendment No.3 Effective Date and listed on Schedule 7.03 (as amended pursuant to the Amendment No.3 and Joinder), and (c) Liens expressly permitted under Section 7.03 of the Group Credit Agreement as in effect on the Amendment No. 3 Effective Date (which, for the avoidance of doubt, shall include Liens securing the Group Credit Agreement on or after the Closing Date).
"Person" means any natural person, company, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
"Plan" means any "pension plan" as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) that is subject to Title IV of ERISA or Section 412 of the Code, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrower or any of its Subsidiaries or any of its ERISA Affiliates, and each such plan for the five year period immediately following the latest date on which the Borrower, any of its Subsidiaries or any of its ERISA Affiliates maintained, contributed to or had an obligation to contribute to such plan, or any such plan to which Borrower, any of its Subsidiaries or any of its ERISA Affiliates has any liability under Title IV of ERISA or Section 412 of the Code, contingent or otherwise.
"Platform" means Debt Domain, Intralinks, SyndTrak or a substantially similar electronic transmission system.
"Policies" means all insurance policies, annuity contracts, guaranteed interest contracts and funding agreements (including riders to any such policies or contracts, certificates issued with respect to group life insurance or annuity contracts and any contracts issued in connection with retirement plans or arrangements) and assumption certificates issued or to be issued (or filed pending current review by applicable Governmental Authorities) by any Regulated Insurance Company and any coinsurance agreements entered into or to be entered into by any Regulated Insurance Company.
"Preferred Securities" means, at any time, any preferred Equity Interests (or capital stock) of such Person that has preferential rights with respect to dividends or redemptions or upon liquidation or dissolution of such Person over shares of common Equity Interests (or capital stock) of any other class of such Person.
"Prime Rate" means the rate of interest last quoted by the Wall Street Journal as the "Prime Rate" in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board of Governors of the Federal Reserve System of the United States in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the "bank prime loan" rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined reasonably by the Administrative Agent) or any similar release by the Board of Governors of the Federal Reserve System of the United States (as determined reasonably by the Administrative Agent); provided that if the Prime Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

"Process Agent" means White & Case LLP, with an office at 1221 Avenue of the Americas, New York, New York 10020.
"PTE" means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
"Ratable Share" of any amount means, at any time for each Lender, a percentage obtained by dividing such Lender’s Commitment at such time by the aggregate Commitments then in effect or, if the Availability Period has ended, the Ratable Share of each Lender shall be determined by dividing such Lender’s outstanding Letter of Credit Exposure by the aggregate of all outstanding Letter of Credit Exposure as of any date of determination.
"Register" has the meaning assigned thereto in Section 10.06(c).
"Regulated Insurance Company" means the Borrower or any of its Subsidiaries, as applicable, whether now owned or hereafter acquired, that is authorized or admitted to carry on or transact Insurance Business in any jurisdiction (foreign or domestic) and is regulated by any Applicable Insurance Regulatory Authority.
"Reimbursement Obligation" means the obligation of the Borrower to reimburse the applicable Issuing Lenders for any payment made by such Issuing Lenders under, or in respect of, any Letter of Credit, together with interest thereon payable as provided herein.
"Reinsurance Agreement" means any agreement, contract, treaty, certificate or other arrangement whereby any Regulated Insurance Company agrees to transfer, cede or retrocede to another insurer or reinsurer all or part of the liability assumed or assets held by such Regulated Insurance Company under a policy or policies of insurance issued by such Regulated Insurance Company or under a reinsurance agreement assumed by such Regulated Insurance Company.
"Related Parties" means, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents, trustees, advisors, consultants, service providers and representatives of such Person and of such Person's Affiliates.
"Request for Credit Extension" means with respect to any L/C Credit Extension, a request for the Issuance of a Letter of Credit pursuant to a Letter of Credit Application.
"Required Lenders" means, at any time, Lenders having Letter of Credit Exposures representing more than fifty percent (50%) of the aggregate Letter of Credit Exposures of all Lenders. The Letter of Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
"Resolution Authority" means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
"Responsible Officer" means, as to the Borrower, the directors, officers, chief executive officer, any Financial Officer, the president or any vice president of the Borrower, and solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of the Borrower and, solely for purposes of notices given pursuant to Section 2.02 or 2.03, any other officer or employee of the Borrower so designated by any of the foregoing officers in a notice to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

"Retrocession Agreement" means any agreement, contract, treaty or other arrangement whereby one or more insurers or reinsurers, as retrocessionaires, assume liabilities of reinsurers under a Reinsurance Agreement or other retrocessionaires under another Retrocession Agreement.
"S&P" means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.
"Sanction(s)" means any sanction administered or enforced by the United States government (including without limitation, OFAC and the U.S. Department of State), the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury, the Monetary Authority of Singapore, the Australian Department of Foreign Affairs and Trade or any other relevant sanctions authority.
"SAP" means, with respect to any Regulated Insurance Company, the accounting procedures and practices prescribed or permitted by the Applicable Insurance Regulatory Authority of the state in which such Regulated Insurance Company is domiciled; it being understood and agreed that determinations in accordance with SAP for purposes of Article VI, including defined terms as used therein, are subject (to the extent provided therein) to Section 1.03.
"SEC" means the United States Securities and Exchange Commission or any successor entity.
"Securities Intermediary" means The Bank of New York Mellon.
"Security Agreement" means a security agreement between the Borrower and the Administrative Agent in respect of the Collateral Account, in form and substance reasonably satisfactory to the Administrative Agent.
"Security Documents" means (i) the Security Agreement, (ii) each Control Agreement, (iii) each other security agreement executed and delivered pursuant to Section 6.15 and (iv) each other document, agreement, certificate and/or financing statement executed, delivered, made or filed pursuant to the terms of the documents specified in foregoing clauses (i), (ii) and (iii).
"Stated Amount" means, with respect to any Letter of Credit at any time, the aggregate amount available to be drawn thereunder at such time (regardless of whether any conditions for drawing could then be met).
"Subject Business" means, in respect of any Account Party, (i) prior to the Amendment No. 3 Effective Date, such Account Party's business assumed as a member of certain syndicates at Lloyd's for the 2023 underwriting year of account (including any liability assumed by reinsurance-to-close of the 2022 and/or any prior underwriting year of account relating to such Account Party's business assumed as a member of certain Lloyd's syndicates), and (ii) on and after the Amendment No. 3 Effective Date, such Account Party's business assumed as a member of certain syndicates at Lloyd's for the 2024 underwriting year of account (including any liability assumed by reinsurance-to-close of the 2023 and/or any prior underwriting year of account relating to such Account Party's business assumed as a member of certain Lloyd's syndicates).
"Subordinated Funds at Lloyd's" has the meaning given to it in Section 2.02(c).
"Subsidiary" of a Person, means a company, corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled directly or indirectly through one or more intermediaries, or both, by such Person.

"TALF" means the Term Asset-Backed Securities Loan Facility, under which FRBNY will provide funding on a non-recourse basis (subject to certain exceptions to the non-recourse provisions under TALF) to any eligible borrower secured by eligible collateral, as announced by the FRB and in effect on the Closing Date and as thereafter amended or otherwise modified from time to time (including any successor or supplemental program thereto).
"Taxes" means all present or future taxes, levies, imposts, duties, withholdings (including backup withholding), assessments, or other similar charges, fees or deductions imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
"Transactions" means the execution, delivery and performance by the Borrower of this Agreement, the Issuance of a Letter of Credit and the use of the proceeds thereof.
"UK Bail-In Legislation" means (to the extent that the United Kingdom is not an EEA Member Country which has implemented, or implements, Article 55 BRRD) Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).
"UK Financial Institution" means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
"UK Resolution Authority" means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
"United States" and "U.S." mean the United States of America.
"Valuation Rate" means, for Cash or any category of obligation or investment specified below in the column entitled "Cash and Eligible Securities" (other than Cash, the "Eligible Securities"), the percentage set forth opposite such category of Cash or Eligible Securities below in the column entitled "Valuation Rate" and, in each case, subject to the original term to maturity criteria set forth therein:

Cash and Eligible Securities:	Valuation Rate:
Cash: Dollars and any overnight or other investment money market funds of the financial institution (or an Affiliate of such financial institution) at which a Collateral Account is held.	100%
Time Deposits, CDs, Money Market Deposits and Money Market Mutual Funds:
Time deposits, certificates of deposit and money market deposits, denominated in Dollars, of any commercial bank incorporated in the United States with a rating of at least (i) AA- from S&P, (ii) Aa3 from Moody’s or (iii) AA- from Fitch and maturing within two years from the date of determination. Money market mutual funds with institutions not affiliated with the Lenders with same-day liquidity and with a rating of (i) AAA from S&P, (ii) Aaa from Moody’s, (iii) AAA from Fitch or (iv) 1 by the NAIC Securities Valuation Office.
90%
U.S. Government Securities:
Securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof).
With maturities of (x) two years or less from the date of determination, 95%, (y) more than two years and ten years or less from the date of determination, 90% and (z) more than ten years from the date of determination, 85%
Investment Grade Municipal Bonds Level I: Municipal bonds maturing within eleven years from the date of determination rated at least (i) AAA from S&P, (ii) Aaa from Moody’s or (iii) AAA from Fitch.	90%
Investment Grade Municipal Bonds Level II: Municipal bonds maturing within eleven years from the date of determination rated (a) at least (i) A- from S&P, (ii) A3 from Moody’s or (iii) A- from Fitch.	85%

Investment Grade Nonconvertible Corporate Bonds Level I:
Nonconvertible corporate bonds denominated in Dollars or Alternative Currencies which are traded publicly maturing within eleven years from the date of determination rated (a) at least (i) AA- from S&P, (ii) Aa3 from Moody’s or (iii) AA- from Fitch, or (b) in the case of corporate bonds rated solely by DBRS, at least AA low from DBRS.
With maturities of (x) two years or less from the date of determination, 90% and (y) more than two years and eleven years or less from the date of determination, 85%
Investment Grade Nonconvertible Corporate Bonds Level II: Nonconvertible corporate bonds denominated in Dollars or Alternative Currencies which are traded publicly, maturing within eleven years from the date of determination rated (a) at least (i) BBB from S&P, (ii) Baa2 from Moody’s or (iii) BBB from Fitch, or (b) in the case of corporate bonds rated solely by DBRS, at least BBB from DBRS.	80%
Commercial Paper: Commercial paper issued by any entity organized in the United States and denominated in Dollars and maturing not more than one year after the date of determination rated at least (i) A-1 or the equivalent thereof by S&P, (ii) P-1 or the equivalent thereof by Moody’s or (iii) F-1 or the equivalent thereof by Fitch.	90%
Agency Securities:
(i) Single-class mortgage participation certificates in book-entry form and denominated in Dollars backed by single-family residential mortgage loans, the full and timely payment of interest at the applicable certificate rate and the ultimate collection of principal of which are guaranteed by the Federal Home Loan Mortgage Corporation (excluding REMIC or other multi-class pass-through certificates, collateralized mortgage obligations, pass-through certificates backed by adjustable rate mortgages, securities paying interest or principal only and similar derivative securities); (ii) single-class mortgage pass-through certificates in book-entry form and denominated in Dollars backed by single-family residential mortgage loans, the full and timely payment of interest at the applicable certificate rate and ultimate collection of principal of which are guaranteed by the Federal National Mortgage Association (excluding REMIC or other multi-class pass-through certificates, pass-through certificates backed by adjustable rate mortgages, collateralized mortgage obligations, securities paying interest or principal only and similar derivative securities); and (iii) single-class fully modified pass-through certificates in book-entry form and denominated in Dollars backed by single-family residential mortgage loans, the full and timely payment of principal and interest of which is guaranteed by the Government National Mortgage Association (excluding REMIC or other multi-class pass-through certificates, collateralized mortgage obligations, pass-through certificates backed by adjustable rate mortgages, securities paying interest or principal only and similar derivatives securities), in each case rated at least (i) AA- by S&P, (ii) Aa3 by Moody’s or (iii) AA- by Fitch.
With a weighted average life from the date of determination of (x) two years or less from the date of determination, 95%, (y) more than two years and ten years or less from the date of determination, 90% and (z) more than ten years from the date of determination, 85%

Asset-Backed Securities:
Asset-backed securities denominated in Dollars rated at least (i) AAA by S&P, (ii) Aaa by Moody’s or (iii) AAA by Fitch; provided that (x) such securities are backed by credit card receivables, automobile loans, senior secured term loans in the case of collateralized loan obligations managed by a recognized US-domiciled CLO Manager ("Corporate Loans"), commercial mortgages or utility charges (as in rate reduction bonds) and have a weighted average life from the date of determination of 10 years or less and (y) asset-backed securities will not constitute Eligible Securities if they are certificated securities that cannot be paid or delivered by book entry (and all asset-backed securities issued by an issuer incorporated in the United States of America must be capable of settlement through DTC).
85%
Supranational Securities:
Securities issued or backed by the International Bank for Reconstruction & Development, European Bank for Reconstruction & Development, Inter American Development Bank, International Monetary Fund, European Investment Bank, Asian Development Bank, African Development Bank and Nordic Development Bank as long as the credit ratings are at or above (i) AAA by S&P, (ii) Aaa by Moody’s or (iii) AAA by Fitch.
With maturities of (x) two years or less from the date of determination, 95%, (y) more than two years and ten years or less from the date of determination, 90% and (z) more than ten years from the date of determination, 80%
OECD Government Securities:
Securities issued or backed by the government of any member of the Organization for Economic Cooperation and Development which has the credit ratings of at least (i) AA- by S&P, (ii) Aa3 by Moody’s or (iii) AA- by Fitch.
With maturities of (x) two years or less from the date of determination, 95%, (y) more than two years and ten years or less from the date of determination, 90% and (z) more than ten years from the date of determination, 80%
Other Securities: All other cash, investments, obligations or securities	0%

Notwithstanding the foregoing, (A) the value of Eligible Securities at any time shall be determined based on the Collateral Value Certificate then most recently delivered pursuant to Section 6.01(k), (B) if any single corporate issuer (or any Affiliate thereof) represents more than 10% of the aggregate market value of all Cash and Eligible Securities held in the Collateral Account, the excess over 10% shall be excluded (with such exclusion being allocated in equal parts to reduce the Collateral Value for each Letter of Credit at such time), (C) the weighted average rating of all Agency Securities constituting Eligible Securities shall at all times be at least (x) AA+ from S&P, (y) Aa1 from Moody’s or (z) AA+ by Fitch, (D) if Investment Grade Nonconvertible Corporate Bonds with a rating lower than (x)(i) A- from S&P, (ii) A3 from Moody’s, or (iii) A- from Fitch or (y) in the case of corporate bonds rated solely by DBRS, A low from DBRS represent more than 25% of the aggregate market value of all Cash and Eligible Securities held in the Collateral Account, the excess over 25% shall be excluded (with such exclusion being allocated in equal parts to reduce the Collateral Value for each Letter of Credit at such time), (E) if Asset-Backed Securities (including CMBS and Corporate Loans) represent more than 20% of the aggregate market value of all Cash and Eligible Securities held in the Collateral Account, the excess over 20% shall be excluded (with such exclusion being allocated in equal parts to reduce the Collateral Value for each Letter of Credit at such time), (F) if Asset-Backed Securities constituting CMBS represent more than 10% of the aggregate market value of all Cash and Eligible Securities held in the Collateral Account, the excess over 10% shall be excluded (with such exclusion being allocated in equal parts to reduce the Collateral Value for each Letter of Credit at such time), (G) if Asset-Backed Securities constituting Corporate Loans represent more than 10% of the aggregate market value of all Cash and Eligible Securities held in the Collateral Account, the excess over 10% shall be excluded (with such exclusion being allocated in equal parts to reduce the Collateral Value for each Letter of Credit at such time), (H) if OECD Securities represent more than 20% of the aggregate market value of all Cash and Eligible Securities held in the Collateral Account, the excess over 20% shall be excluded (with such exclusion being allocated in equal parts to reduce the Collateral Value for each Letter of Credit at such time), and (I) if Supranational Securities represent more than 20% of the aggregate market value of all Cash and Eligible Securities held in the Collateral Account, the excess over 20% shall be excluded (with such exclusion being allocated in equal parts to reduce the Collateral Value for each Letter of Credit at such time).
"Voluntary Collateralization Date" means, in respect of any Letter of Credit, the date on which the Borrower causes such Letter of Credit to be Fully Collateralized pursuant to Section 2.12, which shall be a Business Day.
"Write-Down and Conversion Powers" means:
(a)    with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule; and
(b)    with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02    Other Interpretive Provisions.
With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The word "will" shall be construed to have the same meaning and effect as the word "shall." Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Credit Document), (ii) any reference herein to any Person shall be construed to include such Person's successors and assigns, (iii) the words "hereto," "herein," "hereof" and "hereunder," and words of similar import when used in any Credit Document, shall be construed to refer to such Credit Document in its entirety and not to any particular provision thereof, (iv) all references in a Credit Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Credit Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (vi) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (v) a "Member" is (as the context may require) a reference to an underwriting member of Lloyd's).
(b)    In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding"; and the word "through" means "to and including."
(c)    Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.
1.03    Accounting Terms.
Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that it requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, any election or requirement to measure any financial liability using fair value shall be disregarded. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the financial statements delivered pursuant to Section 6.01 of this Agreement for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.
1.04    Rounding.
Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05    Times of Day.
Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).
ARTICLE II.
L/C CREDIT EXTENSION
2.01    L/C Credit Extensions; Commitment Fee.
(a)    L/C Credit Extensions. Upon and subject to the terms and conditions hereof and as more fully set forth in Section 2.02 and Section 2.03, the Lenders hereby agree, upon no less than three Business Days' written notice (or such shorter period as may be approved by each Finance Party), to Issue one or more Letters of Credit during the Availability Period in Dollars with an aggregate face amount not to exceed the Facility Amount, in each case at the request of the Borrower and for the account of an Account Party. Each Letter of Credit shall be Issued severally by all of the Lenders acting through the L/C Agent, at the time of Issuance as a single multi-bank letter of credit, and shall be substantially in the form of Exhibit A with such changes therein as the L/C Agent (in consultation with the Borrower) determines are acceptable to it and not adverse to the interests of the Lenders in any material respect.
(b)    The L/C Agent. The L/C Agent shall act on behalf of the Lenders with respect to any Letters of Credit Issued or administered by it and the documents associated therewith, and the L/C Agent shall have all of the rights, benefits and immunities (i) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered in connection with Letters of Credit Issued or proposed to be Issued by it or administered by it and any documents pertaining to such Letters of Credit as fully as if the term "Administrative Agent" as used in Article IX included the L/C Agent with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Agent.
(c)    Obligation of Lenders. The obligation of any Issuing Lender under any Letter of Credit shall be several and not joint and shall be in an amount equal to such Issuing Lender’s Ratable Share of the aggregate Stated Amount of such Letter of Credit at the time such Letter of Credit is Issued (subject to any amendments to such Letter of Credit expressly permitted hereunder) and each Letter of Credit shall expressly so provide. Absent the prior written consent of each Issuing Lender, no Letter of Credit may be Issued that would vary the several and not joint nature of the obligations of the Issuing Lenders thereunder as provided in this Section 2.01(c). The failure of any Issuing Lender to make any L/C Disbursement in respect of any Letter of Credit on any date shall not relieve any other Issuing Lender of its corresponding obligation, if any, hereunder to do so on such date, but no Issuing Lender shall be responsible for the failure of any other Issuing Lender to make its L/C Disbursement in respect of any Letter of Credit. In connection with any change in Commitments pursuant to Section 10.06 or any other event or circumstance resulting in a change in the Ratable Shares of the Lenders, the L/C Agent, the assigning Lender and the Borrower shall use commercially reasonable efforts to obtain the consent of Lloyd's and have each outstanding Letter of Credit amended or replaced to reflect the new

Ratable Shares of the applicable Issuing Lenders effective concurrently with or, to the extent agreed to in writing by the L/C Agent, the assigning Lender and the assignee, promptly following the effective date of such change. Until a Letter of Credit has been so amended or replaced with the consent of Lloyd's, the Issuing Lenders (both before and after giving effect to the change in Ratable Shares) shall be deemed to have irrevocably and unconditionally sold and purchased participations in such Letter of Credit (including each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto and any Cash Collateral or other security therefor or guaranty pertaining thereto) as necessary to give effect to the change in Ratable Shares.
(d)    Issuance Administration. Each Letter of Credit shall be executed and delivered by the L/C Agent in the name and on behalf of, and as attorney-in-fact for, each Issuing Lender, and the L/C Agent shall act under each Letter of Credit and each Letter of Credit shall expressly provide that the L/C Agent shall act as the agent of each such Issuing Lender to (i) execute and deliver such Letter of Credit, (ii) receive drafts, other demands for payment and other documents presented by the beneficiary under such Letter of Credit, (iii) determine whether such drafts, demands and documents are in compliance with the terms and conditions of such Letter of Credit, (iv) notify such Issuing Lender and the Borrower that a valid drawing has been made and the date that the related L/C Disbursement is to be made and (v) exercise all rights held by the issuer of a letter of credit under the documents for which such Letter of Credit shall provide credit enhancement (or designate any Person as its representative for all such purposes under such documents); provided that the L/C Agent shall have no obligation or liability for any L/C Disbursement under such Letter of Credit (other than in its capacity as an Issuing Lender). Each Issuing Lender hereby irrevocably appoints and designates the L/C Agent as its attorney-in-fact, acting through any duly authorized officer, to execute and deliver in the name and on behalf of such Issuing Lender each Letter of Credit to be Issued by such Issuing Lender hereunder and to take such other actions contemplated by this Section 2.01(d). Promptly upon the request of the L/C Agent, each Issuing Lender will furnish to the L/C Agent such additional powers of attorney or other evidence as any beneficiary of any Letter of Credit may reasonably request in order to demonstrate that the L/C Agent has the power to act as attorney-in-fact for such Issuing Lender to execute and deliver such Letter of Credit.
(e)    Commitment Fee. The Borrower agrees to pay to the Administrative Agent, for the account of each Lender, a commitment fee on the average daily unused amount of the Facility Amount, which shall accrue at a rate per annum equal to [***]% during the period from and including the Closing Date to and including the last day of the Availability Period. Accrued commitment fees shall be payable in arrears on the last Business Day of each March, June, September and December, commencing on the first such date to occur after the Closing Date, and on the last day of the Availability Period. If there is any change in the Applicable Rate during any three-month period, the commitment fees for such three-month period shall be computed and multiplied by the Applicable Rate separately for each period during such three-month period that a different Applicable Rate was in effect.
2.02    Funds at Lloyd's.
(a)    Purpose and Application. Each Letter of Credit (x) shall be requested by, and Issued on behalf of, the Borrower and (y) is intended to provide Funds at Lloyd's for the Subject Business of each applicable Account Party, it being acknowledged that for so long as any Letter of Credit issued hereunder is deposited at Lloyd's, it shall be deemed to support the Subject Business of each applicable Account Party, the Borrower shall procure that such Letter of Credit be applied in satisfaction of such purposes and the Finance Parties shall not be obliged to monitor or verify such application by the Borrower or any applicable Account Party.
(b)    Ranking of Funds at Lloyd's. Each of the parties hereto agrees and acknowledges that, subject to the duties of Lloyd's as trustee of all Funds at Lloyd's and to any conditions and requirements prescribed under the Membership Byelaw (No. 5 of 2005) which are for the time being applicable, the Letters of Credit will provide Funds at Lloyd's for the Account Parties and shall only be applied in accordance with the applicable rules or procedures of Lloyd's.
(c)    Application of Funds at Lloyd's. The Borrower shall use its commercially reasonable efforts to, and procure that the Account Parties shall, ensure that all relevant Funds at Lloyd's of the Account Parties (including Own FAL but excluding Letters of Credit) (collectively, "Subordinated Funds at Lloyd's") are applied before any Letter of Credit issued to support the Subject Business of any Account Party is drawn.
2.03    Letters of Credit.
(a)    L/C Credit Extension Conditions. Save as otherwise provided for herein, the L/C Agent shall only Issue a Letter of Credit if:
(i)    subject to Section 2.03(b), the Letter of Credit does not expire later than December 31, 2027;
(ii)    the account party specified in such Letter of Credit is an Account Party and the beneficiary specified in such Letter of Credit is Lloyd's;
(iii)    such Letter of Credit is denominated in Dollars;
(iv)    the aggregate face amount of such Letter of Credit and any other Letters of Credit issued hereunder does not exceed the Facility Amount;
(v)    such Letter of Credit is in the form set out in Exhibit A or such other form as is acceptable to the L/C Agent (in consultation with the Borrower) and not adverse to the interests of the Lenders in any material respect; and
(vi)    each of the conditions precedent set forth in Section 4.01 and Section 4.02 shall have been satisfied.
(b)    Expiry of Letters of Credit. Each party hereto acknowledges and agrees that:
(i)    each Letter of Credit shall remain in force until, on or after the date of its Issuance, notice is given to Lloyd's substantially in the form attached hereto as Exhibit C (the "Notice of Non-Extension") stating that such Letter of Credit will be terminated on the date specified in the Notice of Non-Extension (such date being the "Letter of Credit Expiration Date");
(ii)    the L/C Agent may at any time give a Notice of Non-Extension to Lloyd's in respect of a Letter of Credit so that such Letter of Credit shall expire on the date specified in the Notice of Non-Extension;
(iii)    for each Letter of Credit that is amended as requested in a Letter of Credit Application from the Borrower dated as of the Amendment No. 3 Effective Date, the L/C Agent shall promptly deliver a Notice of Non-Extension in respect of such Letter of Credit to Lloyd's specifying that the final expiration date of such Letter of Credit is December 31, 2027; and
(iv)    upon the expiry of a Letter of Credit in accordance with the Notice of Non-Extension, the maximum actual and contingent liabilities of the Issuing Lenders under such Letter of Credit will be reduced to zero.

(c)    Drawings and Reimbursements.
(i)    Notwithstanding that each Letter of Credit issued hereunder is for the account of, and in support of the Funds at Lloyd's obligations of, an Account Party, the Borrower shall be obligated to reimburse the Issuing Lenders hereunder for any and all drawings under each Letter of Credit. The Borrower hereby acknowledges that the Issuance of Letters of Credit for the accounts of Account Parties is required of the Borrower pursuant to the terms of the Subject Businesses of the Account Parties and in the case of Apollo No. 14 Limited, pursuant to the terms of the Apollo Quota Share Agreement, and such Issuance thereby inures to the benefit of the Borrower.
(ii)    Upon receipt from Lloyd's, as the beneficiary of a Letter of Credit, of any notice of a drawing under such Letter of Credit (a "Drawing Request"), the L/C Agent shall, within a reasonable time following its receipt thereof (and, in any event, within any time specified in the text of the relevant Letter of Credit), notify the Borrower and the Issuing Lenders of the receipt of such Drawing Request and the expected date on which the L/C Agent will honor such request.
(iii)    With respect to any demand for payment made under a Letter of Credit which the L/C Agent has informed the applicable Issuing Lenders, each such Issuing Lender will promptly make a L/C Disbursement in respect of such Letter of Credit in accordance with the amount of its liability under such Letter of Credit and this Agreement, and such L/C Disbursement is to be made to the account of the L/C Agent most recently designated by it for such purpose by notice to the Issuing Lenders. The L/C Agent will make such L/C Disbursement available to Lloyd's, as the beneficiary of the Letter of Credit, by promptly crediting the amounts so received, in the funds so received, to the account identified by Lloyd's in connection with such demand for such L/C Disbursement. Promptly following the L/C Disbursements by the Issuing Lenders in respect of any Letter of Credit, the L/C Agent will notify the Borrower of such L/C Disbursements.
(iv)    Not later than 12:00 p.m. New York time on the first Business Day after the date on which the L/C Disbursements are made by the Issuing Lenders in respect of any Letter of Credit (such date, the "Reimbursement Date"), the Borrower shall reimburse the applicable Issuing Lenders by paying to the Administrative Agent, for the account of such Issuing Lenders, in immediately available funds the amount of such L/C Disbursements plus, if such payment is made after the Reimbursement Date, interest on such amount at the Default Rate from the Reimbursement Date to the date of payment by the Borrower. Any notice given by the L/C Agent pursuant to Section 2.03(c)(ii) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(v)    The Borrower waives any right it may have of first requiring the Issuing Lenders (or any agent on their behalf) to enforce the Security Documents before claiming from the Borrower under this clause (c). This waiver applies irrespective of any law or any provision of a Credit Document to the contrary.
(vi)    Notwithstanding the foregoing, if there exists a Defaulting Lender each payment by the Borrower to such Defaulting Lender hereunder shall be applied in accordance with Section 2.14(a).
(d)    Obligations Absolute. The obligation of the Borrower to reimburse the Issuing Lenders for each drawing under a Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)    any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Credit Document;
(ii)    the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Agent, the Lenders or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)    any payment by any Issuing Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by any Issuing Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or
(v)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.
The Borrower shall promptly examine a copy of each Letter of Credit and, in the event of any claim of noncompliance with the Borrower's instructions or other irregularity, the Borrower will immediately notify the L/C Agent and each Issuing Lender. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Agent, the Issuing Lenders and their respective correspondents unless such notice is given as aforesaid.
(e)    Role of L/C Agent. None of the Administrative Agent, the L/C Agent, any Issuing Lender or any Lender, or any of their Related Parties, shall have any liability or responsibility to the Borrower or the Account Parties by reason of or in connection with the Issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder, or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond their control; provided that the foregoing shall not be construed to excuse the L/C Agent from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the gross negligence or willful misconduct of the L/C Agent (as determined by a court of competent jurisdiction by a final and nonappealable judgment) when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. It is expressly understood and agreed that (i) the acceptance by the L/C Agent of documents that appear on their face to comply with the terms of a Letter of Credit, without responsibility for further investigation, (ii) the exclusive reliance by the L/C Agent on the documents presented to it under a Letter of Credit as to any and all matters set forth therein, including the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect (so long as such document appears on its face to comply with the terms of such Letter of Credit), and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever, and (iii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute gross negligence or willful misconduct of the L/C Agent.
(f)    Letter of Credit Fee. The Borrower shall pay to the Administrative Agent, for the account of each Lender, in Dollars, in respect of each Letter of Credit, a fee (a "Letter of Credit Fee") equal to the Applicable Rate times the aggregate daily amount available to be drawn under such Letter of Credit. The Letter of Credit Fee for each Letter of Credit shall be (i) due and payable on the tenth Business Day following the last day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date for such Letter of Credit, and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate for any Letter of Credit during any three-month period, the Letter of Credit Fees in respect of such Letter of Credit for such three-month period shall be computed and multiplied by the Applicable Rate separately for each period during such three-month period that a different Applicable Rate was in effect for such Letter of Credit. Notwithstanding anything to the contrary contained herein, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.
(g)    Administrative Agent Fee. The Borrower agrees to pay to the Administrative Agent, for its own account, the annual administrative fee described in the Fee Letter dated as of the date of this Agreement between the Administrative Agent and the Borrower.
2.04    Interest.
(a)    If any amount payable by the Borrower under any Credit Document is not paid when due, whether at stated maturity, by acceleration or otherwise, then such amount shall thereafter bear interest at an interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(b)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
2.05    Computation of Interest and Fees.
All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
2.06    Reserved.
2.07    Reserved.
2.08    Evidence of Debt.
(a)    Letters of Credit. The Letters of Credit issued by each Issuing Lender shall be evidenced by one or more accounts or records maintained by such Issuing Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Issuing Lender shall be conclusive, absent manifest error, of the Letters of Credit issued by the applicable Issuing Lenders and the fees thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Issuing Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
(b)    Participations. In addition to the accounts and records referred to in Section 2.08(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error except, for the avoidance of doubt, with respect to any Participant Register maintained solely by a Lender pursuant to Section 10.06(d) of this Agreement, in which instance the accounts and records of the applicable Lender shall control.
2.09    Payments Generally.
All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent's Office in Dollars and in immediately available funds not later than 12:00 p.m. New York Time on the date specified herein. The Administrative Agent will promptly distribute to each Lender its ratable share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s applicable lending office (or otherwise distribute such payment in like funds as received to the Person or Persons entitled thereto as provided herein). All payments received by the Administrative Agent (i) after 12:00 p.m., New York time shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
2.10    Increases in Commitments.
(a)    Request for Increase. The Borrower may, at any time during the Availability Period, by written notice to the Administrative Agent and each Lender, request an increase in the Commitments (an "Incremental Commitment"); provided that (i) such request for an increase shall be in a minimum amount of $10,000,000 (or such lesser amount as may be approved by the Administrative Agent), (ii) after giving effect to such increase, the Commitments shall not exceed $580,000,000 in the aggregate, and (iii) the Borrower shall make no more than one request for an increase of Commitments under this Section 2.10 after the Amendment No. 3 Effective Date. Notwithstanding anything herein to the contrary, no Lender shall have any obligation to agree to increase its Commitment pursuant to this Section 2.10 and any election to do so shall be in the sole discretion of such Lender.
(b)    Offer Period. The Incremental Commitments notice from the Borrower shall be open only for acceptance by the Lenders for a period of 10 Business Days from the date on which the Administrative Agent and the Lenders receive such notice (the "Offer Period") and shall specify the amount of the proposed Incremental Commitments and the proposed date on which the Incremental Commitments are to become effective. The allocation of the Incremental Commitments shall first be requested from the existing Lenders in the same proportion as their respective Ratable Shares. Each existing Lender that is willing to provide all or part of such Incremental Commitments shall confirm its commitment to do so and its agreement to assume Incremental Commitments by delivering an executed Incremental Commitments confirmation notice to the Borrower and the Administrative Agent by no later than the last day of the Offer Period.

(c)    Other Lenders. If, following receipt of the confirmations referred to in paragraph (b) above, there remains a portion of the Incremental Commitments that the existing Lenders have not agreed to provide, the Borrower may, at its discretion, seek commitments from any other Eligible Assignee to provide all or part of the Incremental Commitments shortfall. Any such Eligible Assignee that is willing to provide all or any of the Incremental Commitments shall deliver to the Borrower and the Administrative Agent an executed Joinder Agreement confirming the Incremental Commitments it is willing to provide and agreeing to become a Lender and a party to this Agreement on the Increase Effective Date.
(d)    Incremental Lenders. No Incremental Lender (other than an existing Lender) may become a Lender and a party to this Agreement without the prior written consent (in each case, not to be unreasonably withheld or delayed) of the Administrative Agent and the L/C Agent.
(e)    Terms of Incremental Commitments. The Administrative Agent and the Borrower shall determine the effective date for any increase of the Commitments pursuant to this Section (the "Increase Effective Date") and, if applicable, the final allocation of such increase among the Lenders providing such increase; provided that such date shall be a Business Day at least ten Business Days after delivery of the request for such increase (unless otherwise approved by the Administrative Agent) and be prior to the last day of the Availability Period.
In order to effect such increase, the Borrower, the applicable Incremental Lender(s) and the Administrative Agent (but no other Lenders or Persons) shall enter into one or more Joinder Agreements, each in form and substance satisfactory to the Borrower and the Administrative Agent, pursuant to which the applicable Incremental Lender(s) will provide the Incremental Commitment(s).
Effective as of the Increase Effective Date, subject to the terms and conditions set forth in this Section 2.10, each Incremental Commitment shall be a Commitment (and not a separate facility hereunder), each Incremental Lender providing such Incremental Commitment shall be, and have all the rights of, a Lender, and the Facility Amount shall be increased by an amount equal to the aggregate amount of the Incremental Commitments.
(f)    Conditions to Effectiveness. Notwithstanding the foregoing, the increase in the Commitments pursuant to this Section shall not be effective with respect to any Incremental Lender unless:
(i)    no Default shall have occurred and be continuing on the Increase Effective Date and after giving effect to such increase;
(ii)    the Borrower shall be in pro forma compliance with Section 7.06 after giving effect to such increase, calculated based on the most recently delivered financial statements under Section 6.01(a) or 6.01(b);
(iii)    the representations and warranties contained in this Agreement shall be true and correct in all material respects on and as of the Increase Effective Date, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);
(iv)    the Administrative Agent shall have received one or more Joinder Agreements contemplated above, providing for Incremental Commitments in the amount of such increase;
(v)    the Administrative Agent shall have received in form and substance satisfactory to it such documents reasonably requested by the Administrative Agent in connection therewith; and

(vi)    all fees payable to the Finance Parties in connection with such Incremental Commitments shall have been paid to the applicable Finance Parties.
(g)    As of the Increase Effective Date, upon the Administrative Agent’s receipt of the documents required by paragraph (f) above, the Administrative Agent shall record the information contained in the applicable Joinder Agreement(s) in the Register and give prompt notice of the increase in the Commitments to the Borrower, the L/C Agent and the Lenders (including each Incremental Lender).
2.11    Extension of Availability Period.
(a)    Request for Extension. The Borrower may, at any time during the Availability Period, by written notice to the Administrative Agent and each Lender, request that the expiration of the Availability Period be extended; provided that (i) the Borrower shall not be entitled to make more than one request for an extension of the Availability Period under this Section 2.11, and (ii) no Lender shall have any obligation to agree to extend the Availability Period pursuant to this Section 2.11 and any election to do so shall be in the sole discretion of each Lender. If all Lenders and the Administrative Agent agree in writing to extend the Availability Period as requested by the Borrower under this Section 2.11 and each of the conditions listed in paragraph (b) below are satisfied, the last day of the Availability Period shall be such date as is agreed in writing between the Borrower and the Lenders (the "Availability Period Extension Effective Date").
(b)    Conditions to Effectiveness. Notwithstanding the foregoing, an extension of the Availability Period pursuant to this Section 2.11 shall not be effective unless:
(i)    no Default shall have occurred and be continuing on the Availability Period Extension Effective Date and after giving effect to such extension;
(ii)    the representations and warranties contained in this Agreement shall be true and correct on and as of the Availability Period Extension Effective Date, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and
(iii)    the Administrative Agent and each Lender shall have received in form and substance satisfactory to it such documents reasonably requested by it in connection therewith.
2.12    Voluntary Collateralization of Letters of Credit.
(a)    Subject to the terms of this Section 2.12, the Borrower may, by giving to the Administrative Agent and each Lender not less than 15 Business Days' prior notice to that effect, procure that, on any Voluntary Collateralization Date, the liability of the Issuing Lenders under any Letter of Credit is Fully Collateralized by depositing Eligible Collateral into the Collateral Account. Upon such deposit of Eligible Collateral being made into the Collateral Account on the applicable Voluntary Collateralization Date, the Applicable Rate for each Letter of Credit that is Fully Collateralized as a result of such deposit shall be immediately decreased to the applicable rate set out in clause (ii) of the definition of Applicable Rate effective as of such Voluntary Collateralization Date. The allocation of Eligible Collateral to Letters of Credit shall be as set forth in the Collateral Value Certificate.
(b)    The Borrower may deliver a notice described in paragraph (a) above on no more than two occasions during the term of this Agreement (it being understood and agreed that (i) causing any Letter of Credit to be Fully Collateralized on the Closing Date, the Amendment No. 1 Effective Date, the Amendment No. 2 Effective Date or the Amendment No. 3 Effective Date shall not be deemed to be a notice for purposes of this Section 2.12(b), and (ii) issuing a Letter of Credit or increasing the face amount of a Letter of Credit in accordance with the provisions of this

Agreement shall not be deemed to be a notice for purposes of this Section 2.12(b); provided that (x) in the case of any such increase in the face amount of a Letter of Credit, such Letter of Credit is Fully Collateralized immediately before and immediately after such increase, and (y) in the case of any new Letter of Credit Issued on or after the Amendment No. 3 Effective Date (other than, for the avoidance of doubt, any Letters of Credit Issued to amend or replace existing Letters of Credit as contemplated by Section 2.01(c) as a result of the changes in Ratable Shares effected by the Amendment No. 3 and Joinder), such Letter of Credit is Fully Collateralized at the time of issuance).
(c)    If no Event of Default has occurred and is continuing, the Borrower may withdraw all or any part of the Eligible Collateral from the Collateral Account provided that the Borrower has given the Administrative Agent and each Lender not less than five Business Days' notice of its intention to withdraw such Eligible Collateral from the Collateral Account.
(d)    If any Letter of Credit that was Fully Collateralized ceases to be Fully Collateralized as a result of a withdrawal of Eligible Collateral from the Collateral Account, a reduction in the Collateral Value or otherwise, the Applicable Rate for such Letter of Credit shall be immediately increased to the applicable rate set out in clause (i) of the definition of Applicable Rate.
2.13    Sharing of Payments by Lenders.
If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such obligations (other than pursuant to Section 3.01, Section 3.02 or Section 10.08) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in such obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amounts owing them; provided that:
(a)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and
(b)    the provisions of this paragraph shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (ii) the application of Cash Collateral, or (iii) any payment obtained by a Lender as consideration for the assignment of, or sale of, a participation in any of its interests in Letters of Credit to any assignee or participant, other than to the Borrower or any of its Subsidiaries or Affiliates (as to which the provisions of this paragraph shall apply).
(c)    The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
2.14    Defaulting Lenders.
(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 10.01.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII. or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Letters of Credit under this Agreement; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction.
(iii)    Certain Fees. No Defaulting Lender shall be entitled to receive any commitment fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent and the L/C Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
2.15    Funds at Lloyd's Ineligibility
(a)    In this Section 2.15:
"Accepting Lender" means each existing Lender which accepts an Ineligible Amount pursuant to this Section 2.15.
(b)    If all or any part of:
(i)    a Lender's participation in a Letter of Credit; and/or
(ii)    all or any part of a Lender's unused Commitment, has ceased or will cease to be eligible as Funds at Lloyd's for the Borrower in respect of the Subject Business (such Lender being the "Affected Lender" and the amount of its participation which has ceased or will cease to be eligible being, the "Ineligible Amount"):

(A)    the Borrower or the Affected Lender shall, promptly upon becoming aware of such event, notify the Administrative Agent who shall, in turn, promptly notify the Borrower or the Affected Lender, as applicable; and
(B)    if alternative arrangements acceptable to the Borrower and the Administrative Agent have not been made, either the Borrower or the Affected Lender may by notice to the other (through the Administrative Agent) request:
(aa)    a transfer of the Ineligible Amount takes place pursuant to paragraphs (c) to (e) below;
(bb)    the cancellation of the Commitment of the Affected Lender take place pursuant to paragraph (f) below; or
(cc)    following the process set out at paragraphs (c) to (d) below, the Ineligible Amount be reduced to zero pursuant to paragraph (e) below.
(c)    If any such notification is made pursuant to paragraph (b)(ii)(B)(aa) above, the Administrative Agent shall promptly offer the Ineligible Amount to the other Lenders in the same proportion that each Lender's Commitment bears to the total Commitments of all Lenders (excluding, in each case, the Affected Lender and its Commitment) whereupon:
(i)    if, within five Business Days of such offer, any one or more Lenders accepts such offer, the Borrower, the Affected Lender and those Lenders shall, as soon as reasonably practicable thereafter, effect the necessary transfers of the Ineligible Amount pursuant to Section 10.06; and
(ii)    if, any existing Lender declines such offer or does not respond within five Business Days of such offer, the Administrative Agent shall promptly offer the declining Lender's proportion of the Ineligible Amount to the remaining Lenders (excluding, for the avoidance of doubt, the Affected Lender) in such proportions as the Borrower may elect. If, within five Business Days of such offer, one or more Lenders accept such offer, the Borrower, the Affected Lender and those Lenders shall, as soon as reasonably practicable thereafter, effect the necessary transfers of the Ineligible Amount to those Lenders pursuant to Section 10.06.
(d)    If any part of the Ineligible Amount is not accepted by the other Lenders pursuant to paragraph (c) above (such part of the Ineligible Amount being the "Remaining Ineligible Amount"), the Borrower or the Affected Lender (with the consent of the Borrower) may offer the Remaining Ineligible Amount to one or more Eligible Assignees. If any such Eligible Assignee accepts such offer within five Business Days of the offer being made, the Borrower and the Affected Lender shall, as soon as reasonably practicable thereafter, effect the necessary transfers of the Remaining Ineligible Amount to such Eligible Assignee pursuant to Section 10.06.
(e)    If any part of the Ineligible Amount has not been transferred to the Lenders or to Eligible Assignees pursuant to paragraphs (c) or (d) above, the Borrower, the Affected Lender and the Administrative Agent shall cooperate in good faith to procure that Lloyd's amends or reduces the Letters of Credit as necessary to reduce the Ineligible Amount to zero.

(f)    The Borrower may, by no less than five Business Days' notice to the Affected Lender and the Administrative Agent, cancel the Commitment of the Affected Lender, but only to the extent that the Affected Lender's participation in a Letter of Credit would cease to be eligible as Funds at Lloyd's for the Borrower in respect of the Subject Business.
(g)    The Lenders shall inform the Borrower and the Administrative Agent promptly upon becoming aware of any actual or proposed changes to that Lender's permitted letter of credit limit as set by Lloyd's which would cause such Lender's participation in a Letter of Credit to cease being eligible as Funds at Lloyd's or would cause any Commitments of that Lender cease being eligible for providing Funds at Lloyd's in respect of the Subject Business.
(h)    In the case of any Affected Lender which was a Lender as of the Amendment No. 3 Effective Date, such Affected Lender shall promptly refund to the Borrower an amount equal to the pro rata proportion of any upfront fee paid to such Affected Lender on or about the Amendment No. 3 Effective Date which is attributable to the period commencing on the date such Lender becomes an Affected Lender and ending on December 31, 2024.
(i)    Any transfer of rights and obligations of an Affected Lender pursuant to paragraphs (c) or (d) above shall be subject to the following conditions:
(i)    the Borrower shall have no right to replace the Administrative Agent;
(ii)    neither the Administrative Agent nor the Affected Lender shall have any obligation to the Borrower to find an Accepting Lender; and
(iii)    in no event shall the Affected Lender be required to pay or surrender to any Accepting Lender any of the fees received by the Affected Lender pursuant to the Credit Documents.
ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY
3.01    Taxes.
(a)    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.
(i)    Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Credit Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require the Borrower to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined in good faith by the Borrower, taking into account the information and documentation delivered pursuant to subsection (d) below.
(ii)    If the Borrower shall be required by the Code to withhold or deduct any taxes from any payment, then (A) the Borrower shall withhold or make such deductions as are determined in good faith by the Borrower to be required, taking into account the information and documentation it has received pursuant to subsection (d) below, (B) the Borrower shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) each Lender receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii)    If the Borrower shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) the Borrower, as required by such Laws, shall withhold or make such deductions as are determined in good faith by it to be required, taking into account the information and documentation it has received pursuant to subsection(d) below, (B) the Borrower, to the extent required by such Laws, shall timely pay the full amount so withheld or deducted by it to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) each Lender receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(b)    Payment of Other Taxes by the Borrower. Without limiting or duplicating the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.
(c)    Tax Indemnifications.
(i)    Without limiting or duplicating the provisions of subsection (a) or (b) above, the Borrower shall indemnify each Finance Party, and shall make payment in respect thereof within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Finance Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Finance Party (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Finance Party, shall be conclusive absent manifest error.
(ii)    [Reserved.]
(iii)    Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to setoff and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (c).
(iv)    Upon request by the Borrower or any Finance Party, as the case may be, after any payment of Taxes by the Borrower or by such Finance Party to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to such Finance Party or such Finance Party shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or such Finance Party, as the case may be.
(d)    Status of Lenders; Tax Documentation.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
(ii)    If a payment made to a Lender under any Credit Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (d), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.
(iii)    Each Lender shall, on or before the date it becomes a party hereto, provide to the Borrower and the Administrative Agent a properly completed IRS Form W-8BEN-E, W-9 or other applicable forms requested by the Borrower or the Administrative Agent establishing that it is not subject to U.S. federal backup withholding. The Administrative Agent shall, on or before the date it becomes a party hereto, provide to the Borrower a properly completed IRS Form W-8BEN-E, W-9 or other applicable forms requested by the Borrower establishing that it is not subject to U.S. federal backup withholding.
(iv)    Each Lender shall promptly (A) notify the Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be disadvantageous to it, in the reasonable judgment of such Lender and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower make any withholding or deduction for taxes from amounts payable to such Lender.
(v)    Each Lender agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such documentation or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.
(vi)    Each Lender hereby authorizes the Administrative Agent to deliver to the Borrower and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 3.01(d).

(e)    Treatment of Certain Refunds. If any Finance Party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Finance Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund) provided that the Borrower upon the request of such Finance Party, shall repay to such Finance Party the amount paid over pursuant to this Section 3.01(e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Finance Party is required to repay such refund to such Governmental Authority. This Section 3.01(e) shall not be construed to require any Finance Party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.
(f)    Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.
3.02    Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any Issuing Lender;
(ii)    subject any Finance Party to any tax of any kind whatsoever with respect to this Agreement or any Letter of Credit, or change the basis of taxation of payments to such Finance Party in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by any Finance Party); or
(iii)    impose on any Lender or any Issuing Lender or the London interbank market any other condition, cost or expense affecting this Agreement or any Letter of Credit or participation therein; and the result of any of the foregoing shall be to increase the cost to increase the cost to such Lender, such Issuing Lender or such other Finance Party of participating in, issuing or maintaining such Letter of Credit, or to reduce the amount of any sum received or receivable by such Lender, such Issuing Lender or such other Finance Party hereunder (whether of interest or any other amount) then, upon request of such Lender, such Issuing Lender or such other Finance Party, the Borrower will pay to such Lender, such Issuing Lender or such other Finance Party, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Lender or such other Finance Party, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender or any Issuing Lender determines that any Change in Law affecting such Lender or such Issuing Lender or any Lending Office of such Lender or such Lender’s or such Issuing Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Lender or the Lenders, to a level below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy and liquidity), then from time to time upon written request of such Lender or such Issuing Lender the Borrower shall promptly pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered. It is acknowledged that this Agreement is being entered into by the Lenders on the understanding that the Lenders will not be required to maintain capital against their Commitment under current applicable Laws, regulations and regulatory guidelines. In the event the Lenders shall be advised by any Governmental Authority or shall otherwise determine on the basis of pronouncements of any Governmental Authority that such understanding is incorrect, it is agreed that the Lenders will be entitled to make claims under this Section (each such claim to be made within a reasonable period of time after the period to which it relates) based upon market requirements prevailing on the Closing Date for commitments under comparable credit facilities against which capital is required to be maintained.
(c)    Certificates for Reimbursement. A certificate of a Lender, an Issuing Lender or any other Finance Party setting forth the amount or amounts necessary to compensate such Lender, such Issuing Lender or such other Finance Party or any of their respective holding companies, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Lender or such other Finance Party, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender or any Issuing Lender or such other Finance Party to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Lender’s or such other Finance Party’s right to demand such compensation; provided that the Borrower shall not be required to compensate any Lender or any Issuing Lender or any other Finance Party pursuant to this Section for any increased costs incurred or reductions suffered more than 90 days prior to the date that such Lender or such Issuing Lender or such other Finance Party, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or such Issuing Lender’s or such other Finance Party’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
3.03    Mitigation Obligations.
If any Lender requests compensation under Section 3.02, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, then such Lender shall, at the request of the Borrower, use reasonable efforts to designate a different Lending Office for funding or booking a Letter of Credit or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.02, as the case may be, in the future, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
3.04    Illegality.
If, in any applicable jurisdiction, the Administrative Agent, any Issuing Lender or any Lender determines that any applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Administrative Agent, any Issuing Lender or any

Lender to (i) perform any of its obligations hereunder or under any other Credit Document, (ii) to fund or maintain its participation in any Letter of Credit or (iii) issue, make, maintain, fund or charge interest or fees with respect to any Letter of Credit, such Person shall promptly notify the Administrative Agent, then, upon the Administrative Agent notifying the Borrower, and until such notice by such Person is revoked, any obligation of such Person to issue, make, maintain, fund or charge interest or fees with respect to any such Letter of Credit shall be suspended, and to the extent required by applicable Law, cancelled. Upon receipt of such notice, the Borrower shall, (A) Cash Collateralize that Person’s participation in such Letters of Credit or other applicable Obligations occurring after the Administrative Agent has notified the Borrower or, if earlier, the date specified by such Person in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by applicable Law) and (B) take all reasonable actions requested by such Person to mitigate or avoid such illegality.
3.05    Replacement of Lenders.
If any Lender requests compensation under Section 3.02, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.03, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.01 or Section 3.02) and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if such Lender accepts such assignment); provided that:
(a)    the Borrower shall have paid or cause to be paid to the Administrative Agent the assignment fee (if any) specified in Section 10.06;
(b)    such Lender shall have received payment of an amount equal to accrued interest on all Letters of Credit, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower;
(c)    in the case of any such assignment resulting from a claim for compensation under Section 3.02 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
(d)    such assignment does not conflict with applicable Law; and
(e)    in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
Notwithstanding anything in this Section to the contrary, the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.06.

3.06    Survival.
All of the Borrower's obligations under this Article III. shall survive repayment of all Obligations hereunder.
ARTICLE IV.
CONDITIONS PRECEDENT TO L/C CREDIT EXTENSION
4.01    Conditions of Effectiveness and L/C Credit Extension.
This Agreement shall not become effective and the Lenders shall not have any obligation to make any L/C Credit Extensions hereunder until satisfaction of the following conditions precedent (as applicable):
(a)    executed counterparts by the parties thereto of this Agreement, together with the Fee Letters and each Issuer Document, shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto;
(b)    the Administrative Agent shall have received legal opinions, in form and substance reasonably satisfactory to the Administrative Agent, addressed to the Finance Parties from (A) U.S. counsel to the Borrower and (B) Bermuda counsel to the Borrower;
(c)    the Administrative Agent shall have received a certificate signed by the President, any Vice President, Chief Executive Officer, Chief Financial Officer, Controller or Chief Operating Officer of the Borrower, and attested to by the Secretary or any Assistant Secretary of the Borrower, together with (x) copies of its organizational documents (including, but not limited to, (A) the articles or certificate of incorporation or formation (or equivalent), as applicable, (B) the memorandum of association (or equivalent), and (C) the bye-laws or other governing document as in effect on the Closing Date), (y) the resolutions relating to the Credit Documents and (z) an incumbency certificate evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Credit Documents to which the Borrower is a party;
(d)    the Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower (A) certifying that the conditions precedent specified in Section 4.01(g) and Section 4.01(h) have been satisfied as of the Closing Date, (B) certifying that the representations and warranties of the Borrower contained in Article V. or any other Credit Document are true and correct on the Closing Date or, to the extent that such representations and warranties specifically refer to an earlier date, as of such earlier date, (C) either attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by the Borrower and the validity against the Borrower of the Credit Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or stating that no such consents, licenses or approvals are so required, and (D) certifying that there has been no event or circumstance since December 31, 2019 that has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;
(e)    all corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Credit Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all certificates, documents and papers, including certificates of existence or good standing certificates, as applicable, and any other records of corporate proceedings and governmental approvals, if any, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate or governmental authorities;

(f)    since December 31, 2019, nothing shall have occurred which has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;
(g)    no actions, suits or proceedings by any entity (private or governmental) shall be pending against the Borrower (i) with respect to this Agreement, any other Credit Document, the Transactions or any of the transactions contemplated hereby or thereby or (ii) which has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;
(h)    the Borrower shall have a Financial Strength Rating of at least "B++" by A.M. Best Company, Inc. or "BBB+" from S&P;
(i)    the Administrative Agent shall have received the results of a recent search of the Uniform Commercial Code (or equivalent) filings made with respect to the Borrower which may be reasonably requested by the Administrative Agent, and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted hereunder or have been released or will be released concurrently with the Closing Date upon payment of all amounts due and payable under the Existing L/C Agreement;
(j)    the Administrative Agent shall have received a letter of substitution signed on behalf of Lloyd's in relation to the Existing Letter of Credit in the form set out in Exhibit F or in such other form as the Administrative Agent may otherwise agree;
(k)    the Borrower and Lloyds shall have entered into a payoff letter in form and substance satisfactory to the Administrative Agent providing that the Existing L/C Agreement and the Existing Security Documents shall be terminated concurrently with the Closing Date upon payment of all amounts due and payable thereunder;
(l)    the Administrative Agent shall have received a letter from the Process Agent indicating its consent to its appointment by the Borrower as its agent to receive service of process as specified in this Agreement shall be in full force and effect and shall apply to this Agreement in all respects;
(m)    any fees required to be paid to the Finance Parties on or before the Closing Date shall have been paid;
(n)    the Borrower shall have paid all reasonable fees, charges and disbursements of counsel to the Finance Parties (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent);
(o)    the Administrative Agent shall have received the financial statements described in Section 5.09; and
(p)    each Lender shall have received, at least three (3) Business Days prior to the Closing Date, (i) all documentation and other information required by regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including the PATRIOT Act, as is reasonably requested in writing by such Lender at least ten (10) Business Days prior to the Closing Date and (ii) with respect to the Borrower and any Account Party that qualifies as a "legal entity customer" under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower or such Account Party, as applicable.

4.02    Additional conditions to L/C Credit Extension.
The obligation of the Lenders to honor a Request for Credit Extension is also subject to the following conditions precedent:
(a)    the representations and warranties of the Borrower contained in Article V or any other Credit Document shall be true and correct on the Issuance Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date;
(b)    no Default shall exist, or would result from the proposed L/C Credit Extension or from the application of the proceeds thereof;
(c)    the Administrative Agent shall have received a copy of the Business Plan for the Managed Syndicate No. 1955 and Managed Syndicate No. 2012;
(d)    the Administrative Agent shall have received evidence that as at June 30, 2020 Own FAL of Apollo No. 14 Limited is not less than £35,335,609.95;
(e)    if applicable, the Administrative Agent shall have received a letter of substitution signed by Lloyd's in form and substance satisfactory to the Administrative Agent; and
(f)    each Lender shall have received (i) all documentation and other information required by regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including the PATRIOT Act, and (ii) with respect to the Borrower or any Account Party that qualifies as a "legal entity customer" under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower or such Account Party, as applicable.
A Letter of Credit Application submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a), 4.02(b) and 4.02(c) have been satisfied on and as of the applicable Issuance Date.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Finance Parties that:
5.01    Corporate Status.
The Borrower (i) is a duly organized and validly existing company, corporation or business trust or other entity in good standing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage, and (ii) has been duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified, except, in the case of this clause (ii), where the failure to be so qualified, authorized or in good standing would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
5.02    Corporate Power and Authority.
The Borrower has the corporate power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of such Credit Documents. The Borrower has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally and general principles of equity regardless of whether enforcement is sought in a proceeding in equity or at law.
5.03    No Contravention of Laws, Agreements or Organizational Documents.
Neither the execution, delivery and performance by the Borrower of this Agreement or the other Credit Documents to which it is a party nor compliance with the terms and provisions hereof or thereof, nor the consummation of the transactions contemplated herein or therein, (i) will contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, except as would not have a Material Adverse Effect, (ii) will conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower pursuant to the terms of, any indenture, mortgage, deed of trust, loan agreement, credit agreement or any other material instrument to which the Borrower is a party or by which it or any of its property or assets are bound or to which it may be subject, except as would not have a Material Adverse Effect or (iii) will violate any provision of the organizational documents of the Borrower.
5.04    Litigation.
There are no actions, suits or proceedings pending or threatened in writing (including, without limitation, with respect to this Agreement or any other Credit Document) that have had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
5.05    Permitted Use; Margin Regulations.
(a)    Each Letter of Credit shall be issued for the account of an Account Party to support obligations of the Subject Business of such Account Party and delivered to Lloyd's as the beneficiary thereof in connection with the liabilities of such Account Party arising from business assumed by such Account Party as a member of the applicable Managed Syndicate.
(b)    Neither the Issuance of any Letter of Credit nor the use of the proceeds thereof, will violate or be inconsistent with the provisions of Regulation T, U or X of the FRB.
5.06    Approvals.
Any order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any foreign or domestic governmental or public body or authority, or any subdivision thereof, which is required to authorize or is required in connection with (i) the execution, delivery and performance of any Credit Document or (ii) the legality, validity, binding effect or enforceability of any Credit Document, has been obtained.
5.07    Investment Company Act.
The Borrower is not an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

5.08    True and Complete Disclosure.
All factual information (taken as a whole) heretofore or contemporaneously furnished by the Borrower to the Finance Parties in writing (including, without limitation, all information contained in the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein is, and all other factual information (taken as a whole with all other such information theretofore or contemporaneously furnished) hereafter furnished by any such Persons in writing to the Finance Parties will be, true and accurate in all material respects on the date as of which such information is dated and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole with all other such information theretofore or contemporaneously furnished) not misleading at such time in light of the circumstances under which such information was provided.
5.09    Financial Condition; Financial Statements.
The consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2019 and the related consolidated statements of income, shareholders' equity and cash flows, reported on by PricewaterhouseCoopers LLP, copies of which have been delivered to the Finance Parties, fairly present in all material respects, in each case in conformity with GAAP, consistently applied, the consolidated financial position of the Borrower and its Subsidiaries as of such dates and their consolidated results of operations and cash flows for such periods stated (subject, in the case of the aforementioned quarterly financial statement, to normal year-end audit adjustments and the absence of full footnote disclosure).
5.10    Tax Returns and Payments.
Expect for failures that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse effect, the Borrower (i) has timely filed or caused to be timely filed with the appropriate taxing authority (taking into account any applicable extension within which to file) all income and other tax returns (including any statements, forms and reports), domestic and foreign, required to be filed by the Borrower, and (ii) has timely paid or caused to have timely paid all taxes payable by it which have become due and assessments which have become due, except for those contested in good faith and adequately disclosed and for which adequate reserves have been established in accordance with GAAP. There is no action, suit, proceeding, investigation, audit or claim now pending or, to the best knowledge of the Borrower, proposed or threatened by any authority regarding any income taxes or any other taxes relating to the Borrower or any of its Subsidiaries that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. The Borrower has not entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of the Borrower that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. No tax Liens have been filed and no claims are pending or, to the best knowledge of the Borrower, proposed or threatened with respect to any taxes, fees or other charges for any taxable period that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
5.11    ERISA.
(a)    Except as could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, the Borrower and its Subsidiaries and ERISA Affiliates (i) have not failed to satisfy the minimum funding standards of Section 302 of ERISA and Section 412 of the Code with respect to each Plan and have maintained each Plan in compliance with the applicable provisions of ERISA and the Code, and (ii) have not incurred, or reasonably expect to incur, any liability to the PBGC or any Plan or Multiemployer Plan (other than to pay PBGC premiums or to make contributions in the ordinary course of business).
(b)    Except as could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, (i) each Foreign Pension Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, (ii) all contributions required to be made with respect to a Foreign Pension Plan have been timely made, (iii) neither the Borrower nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan and (iv) the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan that is required to be funded, determined as of the end of the Borrower's most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities.
(c)    As of the Closing Date, the Borrower is not a Benefit Plan.
5.12    Compliance with Statutes, Etc.
The Borrower is in compliance with all applicable statutes, regulations, rules and orders of, and all applicable restrictions imposed by, and have filed or otherwise provided all material reports, data, registrations, filings, applications and other information required to be filed with or otherwise provided to, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable environmental laws), except where the failure to comply or file or otherwise provide would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. All required regulatory approvals are in full force and effect on the Closing Date, except where the failure of such approvals to be in full force and effect would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
5.13    Beneficial Ownership Certification.
As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all material respects.
5.14    No Section 32 Direction.
The Borrower has not received any direction or other notification from the Bermuda Monetary Authority pursuant to Section 32 of the Insurance Act.
5.15    Sanctioned Person.
(a)    Neither the Borrower nor any of its Subsidiaries, nor, to the knowledge of the Borrower or any of its Subsidiaries, their respective directors, officers, employees or any agent or Affiliate thereof, (i) is an individual or entity that, or is owned or controlled by any individual or entity that, is (x) a person on the list of "Specially Designated Nationals and Blocked Persons" or any other sanctions list maintained by OFAC, the European Union or His Majesty’s Treasury, (y) the subject or target of any Sanctions or (z) located or organized in a Designated Jurisdiction, or (ii) has received written notice of any action, suit or proceeding or accusation of wrongdoing against the Borrower or any of its Subsidiaries from an applicable Governmental Authority with respect to Sanctions.
(b)    The Borrower will not directly or, to its knowledge, indirectly, use the proceeds of the Letters of Credit or otherwise make available such proceeds to any person, for the purpose of financing the activities of any person, in any Designated Jurisdiction in violation of applicable Law or in any other manner, in each case, that will result in a violation of Sanctions by any party hereto.
ARTICLE VI.
AFFIRMATIVE COVENANTS
Until each Letter of Credit has expired or been terminated, no Obligations are outstanding and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Finance Parties that:
6.01    Information Covenants.
The Borrower will furnish to the Administrative Agent:
(a)    Annual Financial Statements. As soon as available and in any event within 120 days after the close of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, changes in shareholders' equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, setting forth in comparative form the consolidated figures for the previous fiscal year, all in reasonable detail and accompanied by a report thereon of PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing selected by the Borrower, which report shall state that such consolidated financial statements present fairly in all material respects the consolidated financial position of the Borrower and its Subsidiaries as at the dates indicated and their consolidated results of operations and cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise specified in such report) and that the audit by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards.
(b)    Quarterly Financial Statements. As soon as available and in any event within 60 days after the close of each of the first three quarterly accounting periods in each fiscal year of the Borrower, consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such period and the related consolidated statements of income of the Borrower and its Subsidiaries for such period and (in the case of the second and third quarterly periods) for the period from the beginning of the current fiscal year to the end of such quarterly period, setting forth in each case in comparative form the consolidated figures for the corresponding periods of the previous fiscal year, all in reasonable detail and certified by the chief financial officer, financial officer or treasurer of the Borrower as presenting fairly in all material respects, in accordance with GAAP (except as specifically set forth therein; provided any exceptions or qualifications thereto must be acceptable to the Administrative Agent) on a basis consistent with such prior fiscal periods, the information contained therein, subject to changes resulting from normal year-end audit adjustments and the absence of full footnote disclosure.
(c)    Officer's Certificates. At the time of the delivery of the financial statements provided for in Sections 6.01(a) and 6.01(b), a Compliance Certificate.
(d)    Notice of Default or Litigation. (x) Within five Business Days after the Borrower becomes aware of the occurrence of any Default and/or any event or condition constituting, or which would reasonably be expected to have, a Material Adverse Effect, a certificate of a Financial Officer of the Borrower setting forth the details thereof and the actions which the Borrower is taking or proposes to take with respect thereto and (y) promptly after the Borrower knows of the commencement thereof, notice of any litigation, dispute or proceeding involving a claim against the Borrower and/or any Subsidiary which claim would reasonably be expected to have a Material Adverse Effect.

(e)    Change in Debt Rating. Promptly but in any event within one Business Day after notice of any announcement by A.M. Best Company Inc. or S&P of any change or probable change in a Financial Strength Rating.
(f)    Insurance Reports and Filings.
(i)    [Reserved].
(ii)    Promptly following the delivery or receipt, as the case may be, by the Borrower, copies of (a) each material registration, filing or submission made by or on behalf thereof with any Applicable Insurance Regulatory Authority, except for policy form or rate filings, (b) each material examination and/or audit report submitted thereto by any Applicable Insurance Regulatory Authority, (c) all material information which the Administrative Agent may from time to time request with respect to the nature or status of any material deficiencies or violations reflected in any examination report or other similar report, and (d) each material report, order, direction, instruction, approval, authorization, license or other notice which the Borrower may at any time receive from any Applicable Insurance Regulatory Authority. For the purpose of this clause (ii) only, determinations of "material" shall be made by the Borrower in good faith.
(iii)    Promptly following notification thereof from a Governmental Authority, notification of the suspension, limitation, termination or non-renewal of, or the taking of any other materially adverse action in respect of, any Insurance License that would reasonably be expected to have a Material Adverse Effect.
(g)    Know Your Customer and Beneficial Ownership Regulation. Promptly following any request therefor, such information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable "know your customer" and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.
(h)    Section 32 Direction. Promptly following receipt thereof by the Borrower, notice of any direction or other notification received by the Borrower from the Bermuda Monetary Authority pursuant to Section 32 of the Insurance Act.
(i)    Business Plans. Copies of all material amendments or updates to any Business Plan promptly after approved by Lloyd’s.
(j)    Managing Agent Request for Funds. The Borrower shall notify the Administrative Agent in the event that a Managing Agent makes a request for funds of any Account Party in its capacity as a Member of the applicable Managed Syndicate before applying the Funds at Lloyd's of such Account Party in payment of any claims, expenses or outgoings made or incurred in connection with its underwriting business.
(k)    Collateral Value Certificates. No later than the tenth Business Day of each month, if Eligible Collateral was on deposit in the Collateral Account as of the last day of the immediately preceding month, a Collateral Value Certificate as of such last day of the immediately preceding month. In addition, the Borrower shall deliver a Collateral Value Certificate to the Administrative Agent promptly but in any event within one Business Day after any Letter of Credit becomes Fully Collateralized or, to the knowledge of the Borrower, ceases to be Fully Collateralized.
(l)    Apollo Managed Syndicate Information. Promptly upon the receipt, delivery or execution thereof, as applicable, copies of all notices, reports (including, without limitation, with respect to the Apollo Managed Syndicate, the annual reports, the reinsurance resumé, the business plan and any financial statements), certifications and amendments delivered by or, to the extent received by, the Borrower under the Apollo Quota Share Agreement so long as Borrower may deliver such documents without violating any confidentiality obligations under the Apollo Quota Share Agreement or under the applicable rules of Lloyd's.
(m)    Adjusted ECA. Prompt written notice if the value of the Funds at Lloyd's of any Account Party falls below 90 per cent. or exceeds 110 per cent. of the Adjusted ECA (as defined in the M&URs);
(n)    Major Solvency Events. Prompt written notice upon the occurrence of any major solvency event (being an event, or series of events, that has a material impact on the level of the Borrower's or any Account Parties' solvency) and deliver to the Administrative Agent the results of any Capital Test performed as a result thereof (as defined or referenced in the M&URs).
(o)    Other Information. With reasonable promptness, such other information or existing documents (financial or otherwise) as the Administrative Agent or any Lender may reasonably request from time to time.
Documents required to be delivered pursuant to Section 6.01(a) or 6.01(b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower, as applicable, posts such documents, or provides a link thereto on the Parent's or the Borrower's, as applicable, website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Parent's or the Borrower's behalf on an Internet or intranet website, if any, to which the Administrative Agent has access (whether a commercial or third-party website); provided that: (x) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender, as applicable, and (y) the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.
6.02    Books, Records and Inspections.
The Borrower will (i) keep and will cause each of its Subsidiaries to keep, proper books of record and account in which full, true and correct entries in conformity with GAAP or SAP, as applicable, shall be made of all dealings and transactions in relation to its business and activities; and (ii) subject to binding contractual confidentiality obligations of the Borrower to third parties and to Section 10.07, permit representatives of the Finance Parties (at the Finance Party's expense prior to the occurrence of an Event of Default and at the Borrower's expense after an Event of Default has occurred and is continuing) to visit and inspect any of their respective properties, to examine their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, in each case at such reasonable times and as often as may reasonably be desired. The Borrower agrees to cooperate and assist in such visits and inspections.
6.03    Insurance.
The Borrower will maintain with financially sound and reputable insurance companies, insurance on all of its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or similar businesses.
6.04    Payment of Taxes.
Expect for failures that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, the Borrower will pay and discharge all income taxes and all other taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case, on a timely basis prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of the Borrower; provided that the Borrower shall not be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.
6.05    Maintenance of Existence.
The Borrower will maintain its existence and will qualify and remain qualified as a foreign corporation in each jurisdiction where the Borrower is required to be qualified, except in those jurisdictions in which the failure to receive or retain such qualifications would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
6.06    Compliance with Statutes, Etc.
The Borrower will comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls) other than those the non-compliance with which would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
6.07    ERISA.
Promptly after Borrower or any of its Subsidiaries knows or has reason to know that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan or Foreign Pension Plan has occurred or exist, a certificate of the chief financial officer of Borrower setting forth details respecting such event or condition and the action if any, that Borrower, such Subsidiary or ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC or an applicable foreign governmental agency by Borrower, such Subsidiary or ERISA Affiliate with respect to such event or condition):
(a)    any reportable event, as defined in Section 4043(c) of ERISA and the regulations issued thereunder, with respect to a Plan which could reasonably be expected to result in a liability to Borrower or any of its Subsidiaries in excess of $5,000,000, other than events for which the 30 day notice period has been waived;
(b)    the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan under a distress termination or the distress termination of any Plan;
(c)    the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by Borrower, any of its Subsidiaries or any of its ERISA Affiliates of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan which could reasonably be expected to result in a liability to Borrower or any of its Subsidiaries in excess of $5,000,000;
(d)    the receipt by Borrower, any of its Subsidiaries or any of its ERISA Affiliates of notice from a Multiemployer Plan that Borrower, any of its Subsidiaries or any of its ERISA Affiliates has incurred withdrawal liability under Section 4201 of ERISA in excess of $5,000,000 or that such Multiemployer Plan is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA whereby a deficiency or additional assessment is levied or threatened to be levied in excess of $5,000,000 against Borrower, any of its Subsidiaries or any of its ERISA Affiliates;

(e)    the institution of a proceeding by a fiduciary of any Plan or Multiemployer Plan against Borrower, any of its Subsidiaries or any of its ERISA Affiliates to enforce Section 515 or 4219(c)(5) of ERISA asserting liability in excess of $5,000,000, which proceeding is not dismissed within 30 days; and
(f)    that any material contribution required to be made with respect to a Foreign Pension Plan has not been timely made, or that any Borrower or any Subsidiary of such Borrower may incur any material liability pursuant to any Foreign Pension Plan (other than to make contributions in the ordinary course of business).
6.08    Maintenance of Property.
The Borrower shall maintain all of its properties and assets in good condition, repair and working order, ordinary wear and tear excepted, except where failure to maintain the same would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
6.09    Maintenance of Licenses and Permits.
The Borrower will maintain all permits, licenses and consents as may be required for the conduct of its business by any state, federal or local government agency or instrumentality, except where failure to maintain the same would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
6.10    Financial Strength Ratings.
The Borrower shall maintain at all times a Financial Strength Rating of at least "B++" by A.M. Best Company, Inc. or "BBB+" from S&P.
6.11    End of Fiscal Years; Fiscal Quarters.
The Borrower will cause (i) each of its, fiscal years to end on December 31 of each year and (ii) each of its fiscal quarters to end on dates which are consistent with a fiscal year end as described above.
6.12    Anti-Corruption Laws; Sanctions.
The Borrower shall conduct its businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other applicable anti-corruption legislation in other jurisdictions and with all applicable Sanctions, and maintain policies and procedures designed to promote and achieve compliance with such applicable anti-corruption laws and Sanctions.
6.13    Application of Funds at Lloyd's.
The Borrower shall use its commercially reasonable efforts to procure that all Subordinated Funds at Lloyd's are applied in accordance with the applicable rules or procedures of Lloyd's.
6.14    Further Assurances.
The Borrower shall promptly and duly execute and deliver to the Finance Parties such documents and assurances and take such further action as the Finance Parties may from time to time reasonably request in order to carry out more effectively the intent and purpose of the Credit Documents and to establish, protect and perfect the rights and remedies created or intended to be created in favor of the Finance Parties pursuant to the Credit Documents.

6.15    Cash Collateralization.
(a)    Upon the occurrence of any of the following events, the Borrower shall promptly (and in any case within five (5) Business Days thereof or such later date as approved by the Administrative Agent), (i) enter into a Security Agreement and Control Agreement and such other Security Documents as the Administrative Agent may reasonably request to grant a first priority perfected security interest in, and Lien on, the Collateral Account in favor of the Administrative Agent, and (ii) deposit in the Collateral Account, Cash denominated in Dollars in an aggregate amount equal to or greater than, (x) in the case of the occurrence of any of the following events (other than the occurrence of the event in paragraph (viii) below), all L/C Obligations outstanding as of such date (which amount of such outstanding L/C Obligations shall be confirmed in writing by the Administrative Agent to the Borrower as of such date) and (y) in the case of the occurrence of the event in paragraph (viii) below all L/C Obligations outstanding as of such date under or arising in connection with the Apollo Letter of Credit (which amount of such outstanding L/C Obligations shall be confirmed in writing by the Administrative Agent to the Borrower as of such date):
(i)    Account Party Requirements. The Council of Lloyd's, the Prudential Regulation Authority, the Financial Conduct Authority or any other relevant authority withdraws any licence or consent necessary for the conduct of any Account Party's business of underwriting insurance at Lloyd's and that licence or consent is not immediately replaced so as to enable such Account Party to, without cessation, continue to conduct its business of underwriting insurance at Lloyd's; or
(ii)    Insurers (Reorganisation and Winding Up) (Lloyd's) Regulations 2005. A "Lloyd's Market Reorganisation Order" is made by the English courts in relation to the "association of underwriters known as Lloyd's" as each of those terms is defined in the Insurers (Reorganisation and Winding Up) (Lloyd's) Regulations 2005 and either (i) the Borrower is an "affected market participant" (as defined in the Insurers (Reorganisation and Winding Up) (Lloyd's) Regulations 2005) or (ii) such "Lloyd's Market Reorganisation Order" could be reasonably likely to have a Material Adverse Effect; or
(iii)    Financial Services and Markets Act 2000. Either:
(A)    a failure by Lloyd's (or, where appropriate, the Members of Lloyd's taken together) to satisfy the solvency requirements to which it is or they are subject by virtue of Part XIX of the Financial Services and Markets Act 2000, the General Prudential Sourcebook, INSPRU or any statutory provision enacted after the date of this agreement and a failure to comply with any binding requirement to rectify the position within the time period permitted for such rectification; or
(B)    the authorization or permission granted to Lloyd's to carry on a regulated activity pursuant to the Financial Markets and Services Act 2000 is withdrawn, removed, revoked or cancelled by the Prudential Regulation Authority or the Financial Conduct Authority, which, in either such case, could be reasonably likely to have a Material Adverse Effect; or
(iv)    Modification of Lloyd's Acts, Byelaws or Trusts. Any modification, repeal, amendment, replacement or revocation of Lloyd's Acts 1871 to 1982, any byelaw or any deed or agreement required by Lloyd's to be executed or entered into by any person in connection with insurance business at Lloyd's (whether carried on by such person or otherwise) or any trust created thereby is made or proposed which could be reasonably likely to have a Material Adverse Effect; or
(v)    Solvency Test. Any Account Party fails as a Member to maintain its capital resources requirement calculated by Lloyd's and notified to it in accordance with the

General Prudential Sourcebook and INSPRU and that failure has not been remedied within 10 Business Days of such failure; or
(vi)    Withdrawal of the Permission/Authority of the Arch Managing Agent. The Council of Lloyd's, the Prudential Regulation Authority and/or the Financial Conduct Authority (as appropriate) withdraws the permission and/or authority of the Arch Managing Agent to act as a managing agent at Lloyd's or to manage any Managed Syndicate unless a substitute managing agent is appointed (on terms acceptable to the Administrative Agent);
(vii)    Arch Managing Agent Ceases to Act. The Arch Managing Agent ceases to act as a managing agent at Lloyd's unless a substitute managing agent is appointed (on terms acceptable to the Administrative Agent) in place of the Arch Managing Agent pursuant to the Underwriting Bylaw (No.2 of 2003); or
(viii)    Apollo Quota Share Agreement. The Apollo Quota Share Agreement ceases to be in full force and effect, is cancelled or deemed to be invalid for any reason, or any party thereto contests in any manner the validity or enforceability thereof or purports to revoke, terminate or rescind the Apollo Quota Share Agreement;
(b)    Tail Period Cash Collateralization. If the L/C Agent delivers a Notice of Non-Extension in respect of any Letter of Credit to Lloyd's, the Borrower will, within ten (10) Business Days from November 30 of the last underwriting year of account agreed to have been supported by such Letter of Credit, Cash Collateralize the L/C Obligations relating such Letter of Credit in an amount equal to 100% of such L/C Obligations; provided that the Borrower may request in writing that the Lenders waive the Borrower's obligation to deposit Cash Collateral in respect of any Letter of Credit under this Section 6.15(b). Each Lender shall respond to any such request from the Borrower within five (5) Business Days of receipt thereof provided that (i) any such waiver shall be granted in each Lender's sole discretion and shall only be effective if each Lender agrees to such waiver, and (ii) any failure of the Lenders to respond to the Borrower by such date shall not affect the obligation of the Borrower to deposit Cash Collateral in accordance with this Section 6.15(b).
6.16    Letter of Comfort.
The Borrower shall deliver to the Administrative Agent a Letter of Comfort relating to each Managed Syndicate in respect of the 2024 underwriting year of account by no later than December 15, 2023 (or, if later, within four Business Days after Lloyd's provides such Letters of Comfort to the Borrower). Each such Letter of Comfort shall be signed on behalf of Lloyd's by an authorized signatory thereof.
6.17    FAL Providers' Deed.
If the Funds at Lloyd's in respect of any Account Party constitute of Funds at Lloyd's from a source other than such Account Party's Own FAL or a Letter of Credit issued under this Agreement, the Borrower shall deliver the relevant FAL Providers' Deed to the Administrative Agent as promptly as practicable and in any event within 30 days thereafter (or such later date as may be agreed by the Required Lenders).
6.18    Evidence of Account Party as a Member of Managed Syndicate at Lloyd's
The Borrower shall deliver satisfactory evidence that each of ArchCo and Apollo No. 14 Limited is authorized or admitted by Lloyd's as a member of a Managed Syndicate to underwrite business at Lloyd's to the Administrative Agent as promptly as practicable after the Closing Date and in any event within 30 days after the Closing Date (or such later date as may be agreed by the Required Lenders).

6.19    Apollo Quota Share Agreement
(a)    The Borrower shall deliver copies of the Apollo Quota Share Agreement and each ancillary agreement and document entered into or delivered in connection therewith to the Administrative Agent as promptly as practicable after the Closing Date and in any event within 30 days after the Closing Date (or such later date as may be agreed by the Required Lenders).
(b)    The Borrower shall (i) perform and observe all material terms and provisions of the Apollo Quota Share Agreement to be performed by it, maintain the Apollo Quota Share Agreement in full force and effect, and enforce the Apollo Quota Share Agreement in accordance with its terms, and (ii) not, without the prior written consent of the Administrative Agent (acting on the instructions of all of the Issuing Lenders) (which consent shall not be unreasonably withheld or delayed), agree to any amendment or modification to the Apollo Quota Share Agreement to the extent that such amendment or modification could reasonably be expected to adversely affect the Letters of Credit or the Issuing Lenders.
ARTICLE VII.
NEGATIVE COVENANTS
Until each Letter of Credit has expired or been terminated, no Obligations are outstanding and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Finance Parties that:
7.01    Changes in Business and Investments.
The Borrower will not engage (directly or indirectly) in any business other than businesses in which it is engaged on the Closing Date and reasonable extensions thereof and other businesses that are complementary or reasonably related thereto.
7.02    Consolidations and Mergers.
The Borrower will not consolidate, amalgamate or merge with or into any other Person, provided that the Borrower may merge with another Person if (x) the Borrower is the company surviving such merger and (y) immediately after giving effect to such merger, no Default or Event of Default shall have occurred and be continuing.
7.03    Liens.
(a)    Unless all of the Letters of Credit are Fully Collateralized, the Borrower will not permit, create, assume, incur or suffer to exist any Lien on any of its property or assets other than Permitted Liens.
(b)    The Borrower will not permit, create, assume, incur or suffer to exist any Lien on any Collateral, except for the Liens created pursuant to the Credit Documents and any Lien of the Administrative Agent or the Securities Intermediary with respect to the Collateral Account and funds therein by operation of law or expressly consented to by the Administrative Agent in the Control Agreement.
7.04    Dissolution.
The Borrower will not suffer or permit dissolution or liquidation either in whole or in part, except through corporate reorganization to the extent permitted by Section 7.02.

7.05    Minimum Tangible Net Worth.
The Borrower will not permit its Consolidated Tangible Net Worth at any time to be less than the Minimum Tangible Net Worth Amount.
7.06    Maximum Leverage Ratio.
The Borrower will not permit the Leverage Ratio on the last day of any fiscal quarter or fiscal year of the Parent to be greater than 0.35:1.00.
7.07    Sanctions.
The Borrower will not, nor will it permit any of its Subsidiaries to, directly or indirectly, use the proceeds of any Letter of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, for the purpose of funding any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, would result in a violation of Sanctions by such person, or in any other manner that will result in a violation by any individual or entity participating in the transactions contemplated by this Agreement (including as Lender, Arranger, Administrative Agent, L/C Agent or otherwise) of Sanctions.
7.08    Anti-Corruption Laws.
To its knowledge, the Borrower will not, nor will it permit any of its Subsidiaries to, directly or indirectly use the proceeds of any Letter of Credit for any purpose which would result in a material violation of the FCPA, the UK Bribery Act 2010 or any other similar applicable legislation in other jurisdictions.
ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES
8.01    Events of Default.
Any of the following shall constitute an Event of Default:
(a)    Payments. The Borrower shall (i) default in the payment when due of any reimbursement obligation in respect of any L/C Credit Extension, (ii) default, and such default shall continue for three or more Business Days, in the payment when due of any interest on any L/C Credit Extension or any fees payable pursuant to the Credit Documents or (iii) default in the prompt payment following notice or demand in respect of any other amounts owing hereunder or under any other Credit Document; or
(b)    Representations, Etc. Any representation, warranty or material statement made or deemed made pursuant to the last sentence of Section 4.02 by the Borrower herein or in any other Credit Document or in any certificate or material statement delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or
(c)    Covenants. The Borrower shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 6.01(d), 6.02(ii), 6.05, 6.10, 6.12, 6.15, 6.16 or Article VII. (other than Section 7.05 or Section 7.06), (ii) default in the due performance or observance by it of any term, covenant or agreement contained in Section 6.01 (other than Section 6.01(d)) and such default shall continue unremedied for a period of seven Business Days, (iii) default in the due performance or observance by it of Section 7.05 or Section 7.06 and such default shall continue unremedied for a period of three Business Days, or (iv) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 8.01(a) or 8.01(c)(i), (ii), or (iii)) contained in this Agreement and such default shall continue unremedied for a period of 45 days after knowledge of a Responsible Officer of the Borrower or written notice to the Borrower from the Administrative Agent; or
(d)    Default under other Agreements. The Borrower shall (x) default in any payment with respect to Indebtedness (other than the Obligations) in excess of $50,000,000 individually or in the aggregate beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause any such Indebtedness to become due or required to be prepaid, repurchased or redeemed prior to its stated maturity; or
(e)    Bankruptcy, Etc. The Borrower shall commence a voluntary case concerning itself under any Debtor Relief Law; or an involuntary case is commenced against the Borrower and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; or a custodian is appointed for, or takes charge of, all or substantially all of the property of the Borrower; or the Borrower commences (including by way of applying for or consenting to the appointment of, or the taking of possession by, a rehabilitator, receiver, custodian, trustee, administrator, administrative receiver, conservator or liquidator (collectively, a "conservator"), of itself or all or any substantial portion of its property) any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, liquidation, rehabilitation, supervision, conservatorship or similar law of any jurisdiction (including, without limitation, the Bermuda Companies Law) whether now or hereafter in effect relating to the Borrower; or any such proceeding is commenced against the Borrower to the extent such proceeding is not consented to by the Borrower and remains undismissed for a period of 60 days; or the Borrower is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower consents to any appointment of any conservator or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 60 days; or the Borrower makes a general assignment for the benefit of creditors; or any corporate action is taken by the Borrower for the purpose of effecting any of the foregoing; or
(f)    ERISA. (i) An event or condition specified in Section 6.07 shall occur or exist with respect to any Plan or Multiemployer Plan or Foreign Pension Plan, (ii) Borrower, any of its Subsidiaries or any of its ERISA Affiliates shall fail to pay when due any amount which they shall have become liable to pay to the PBGC or to a Plan or a Multiemployer Plan or (iii) a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Plan must be terminated, and as a result of such event, failure or condition, together with all such other events, failures or conditions, Borrower, any of its Subsidiaries or any of its ERISA Affiliates shall incur a liability to a Plan, a Multiemployer Plan, a Foreign Pension Plan or PBGC (or any combination of the foregoing) which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; or
(g)    Judgments. One or more judgments or decrees shall be entered against the Borrower involving a liability, net of undisputed insurance and reinsurance, of $50,000,000 or more in the case of any one such judgment or decree or in the aggregate for all such judgments and decrees for the Borrower and any such judgments or decrees shall not have been vacated, discharged, satisfied, stayed or bonded pending appeal within 60 days from the entry thereof; or
(h)    Insurance Licenses. Any one or more Insurance Licenses of the Borrower shall be suspended, limited or terminated or shall not be renewed, or any other action shall be taken by any Governmental Authority, Applicable Insurance Regulatory Authority or the Bermuda Monetary Authority and such action would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; or

(i)    Security Documents. Any Security Document entered into by the Borrower, if any, shall cease to be in full force and effect, or shall cease to give the Administrative Agent the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a first priority security interest in, and Lien on, a material portion of the Collateral subject thereto, in favor of the Administrative Agent, superior to and prior to the rights of all third Persons and subject to no other Liens); or
(j)    Change of Control. A Change in Control shall occur; or
(k)    Section 32 Direction. The Borrower shall receive any direction or other notification from the Bermuda Monetary Authority pursuant to Section 32 of the Insurance Act.
8.02    Remedies Upon Event of Default.
If any Event of Default occurs and is continuing, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall take any or all of the following actions:
(a)    declare the obligation to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
(b)    declare all unreimbursed amounts, interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Credit Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;
(c)    require the Borrower to use its best endeavors to procure that the liabilities of the Issuing Lenders under each Letter of Credit are promptly reduced to zero;
(d)    require the Borrower to deposit Cash in the Collateral Account or otherwise deliver collateral in the form of Cash to the Administrative Agent in an amount equal to 102% of all outstanding L/C Obligations (whereupon the Borrower shall do so);
(e)    require the Borrower to use its best endeavors to procure that:
(i)    each Letter of Credit is cancelled and returned by Lloyd's to the L/C Agent; and
(ii)    to the extent a Letter of Credit is cancelled, Lloyd's deliver written confirmation to the L/C Agent, in form and substance satisfactory to the L/C Agent, that (x) Lloyd's has not retained any copies of such Letter of Credit, (y) Funds at Lloyd's have been deposited in substitution for such Letter of Credit to the satisfaction of Lloyd's, and (z) Lloyd's no longer places any reliance on such Letter of Credit; and
(f)    exercise all rights and remedies available to it under the Credit Documents; provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under an applicable Debtor Relief Law, any obligation of the L/C Agent and the Lenders to make L/C Credit Extensions shall automatically terminate, all unreimbursed amounts, all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any other Person. The Administrative Agent shall provide written notice of any such action to the Borrower but failure to provide such notice shall not prevent the Administrative Agent from taking any such action.

8.03    Rights and Remedies Cumulative; Non-Waiver; etc.
(a)    The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Credit Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower, the Account Parties, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Credit Documents or to constitute a waiver of any Event of Default.
(b)    Notwithstanding anything to the contrary contained herein or in any other Credit Document, the authority to enforce rights and remedies hereunder and under the other Credit Documents against the Borrower or any Account Party shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the Issuing Lenders; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Credit Documents, (b) any Issuing Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Lender) hereunder and under the other Credit Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower or any Account Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Credit Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article X., and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
8.04    Administrative Agent May File Proofs of Claim.
In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower or any Account Party, the Administrative Agent (irrespective of whether any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower or any Account Party) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders, the L/C Agent and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lenders, the L/C Agent and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lenders, the L/C Agent and the Administrative Agent under Section 2.01(e), Section 2.03(f), Section 2.03(g), Section 2.03(h) and Section 10.04) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by the L/C Agent, each Lender and each Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the L/C Agent, the Lenders and the Issuing Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.03(g) and Section 10.04. Nothing contained herein shall be deemed to authorize the Administrative Agent to consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment, or composition affecting the obligations of the Borrower hereunder or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
ARTICLE IX.
THE ADMINISTRATIVE AGENT
9.01    Appointment and Authority.
Each of the Lenders and each Issuing Lender hereby irrevocably appoints Lloyds to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lenders, and neither the Borrower nor any of its Subsidiaries shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term "agent" herein or in any other Credit Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
9.02    Rights as a Lender.
The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
9.03    Exculpatory Provisions.
(a)    The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;
(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(iii)    shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries or Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
(b)    The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 8.02 and Section 10.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower, a Lender or an Issuing Lender.
(c)    The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
9.04    Reliance by the Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the Issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Issuing Lender prior to the Issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05    Delegation of Duties.
The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facility as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
9.06    Resignation of Administrative Agent.
(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower and subject to the consent (not to be unreasonably withheld or delayed) of the Borrower (provided no Event of Default has occurred and is continuing at the time of such resignation), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the "Resignation Effective Date"), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrower and such Person, remove such Person as Administrative Agent and, in consultation with the Borrower appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the "Removal Effective Date"), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lenders under any of the Credit Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
(d)    Any resignation by, or removal of, Lloyds as Administrative Agent pursuant to this Section shall also constitute its resignation L/C Agent. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Agent, if in its sole discretion it elects to, (ii) each of the retiring L/C Agent shall be discharged from all of its respective duties and obligations hereunder or under the other Credit Documents, and (iii) the successor L/C Agent, if in its sole discretion it elects to, shall issue Letters of Credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Agent to effectively assume the obligations of the retiring L/C Agent with respect to such Letters of Credit.
9.07    Non-Reliance on Administrative Agent and Other Lenders.
Each Lender and each Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.
9.08    No Other Duties, Etc.
Anything herein to the contrary notwithstanding, none of the syndication agents, arrangers or bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Lender hereunder.
9.09    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:
(i)    such Lender is not using "plan assets" (within the meaning of the Plan Assets Regulation) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Letters of Credit, the Commitments or this Agreement,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Letters of Credit, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a "Qualified Professional Asset Manager" (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Letters of Credit, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related hereto or thereto).
ARTICLE X.
MISCELLANEOUS
10.01    Amendments, Etc.
Except as set forth below or as specifically provided in any Credit Document, any term, covenant, agreement or condition of this Agreement or any of the other Credit Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided that no amendment, waiver or consent shall:
(a)    increase, extend or reinstate the Commitment of any Lender without the written consent of such Lender;
(b)    waive, extend or postpone any date fixed by this Agreement or any other Credit Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Credit Document without the written consent of each Lender directly and adversely affected thereby;
(c)    reduce the principal of, or the rate of interest specified herein on, any Reimbursement Obligation, or (subject to clause (iii) of the proviso set forth in the paragraph below) any fees or other amounts payable hereunder or under any other Credit Document without the written consent of each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary (i) to waive any obligation of the Borrower to pay interest at the rate set forth in Section 2.04(a) during the continuance of an Event of Default or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Obligation or to reduce any fee payable hereunder;
(d)    alter the pro rata sharing of payments or order of application required under this Agreement without the written consent of each Lender directly and adversely affected thereby;
(e)    change any provision of this Section or reduce the percentages specified in the definitions of "Required Lenders," or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly and adversely affected thereby;
(f)    consent to the assignment or transfer by the Borrower of its rights and obligations under any Credit Document, without the written consent of each Lender; or
(g)    change this Section 10.01, without the written consent of each Lender; provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Agent in addition to the Lenders required above, affect the rights or duties of the L/C Agent under this Agreement, (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Credit Document, (iii) a Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, and (iv) the Administrative Agent and the Borrower shall be permitted to amend any provision of the Credit Documents (and such amendment shall become effective without any further action or consent of any other party to any Credit Document) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error, ambiguity, defect or inconsistency or omission of a technical or immaterial nature in any such provision. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (A) the Commitment of such Lender may not be increased, extended or reinstated without the consent of such Lender, and (B) any amendment, waiver, or consent hereunder which requires the consent of all Lenders or each affected Lender that by its terms disproportionately and adversely affects any such Defaulting Lender relative to other affected Lenders shall require the consent of such Defaulting Lender.
10.02    Notices; Effectiveness; Electronic Communication.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier to the address, telecopier number, electronic mail address or telephone number specified for the Borrower, the L/C Agent, the Administrative Agent or the applicable Lender, respectively, on Schedule 10.02.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications to the Lenders and the Issuing Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any Issuing Lender pursuant to Article II or Article III (other than notices and other communications sent by email) if such Lender or such Issuing Lender, as applicable, has notified the Administrative Agent that is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications (other than notices and other communications sent by email). Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received (x) upon sending if the sender does not receive an error of transmission or similar error indicating non-delivery or (y) upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or other communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)    Change of Address, Etc. Each of the Borrower, the Administrative Agent, the L/C Agent and any Issuing Lender may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto. Any Lender may change its address or telecopier number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and each Issuing Lender.
(d)    Platform.
(i)    The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make available materials and/or information provided by or on behalf of the Borrower or the Parent hereunder (collectively, "Posting Materials") to the Issuing Lenders and the other Lenders by posting the Posting Materials on the Platform.
(ii)    The Platform is provided "as is" and "as available." The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Posting Materials or the adequacy of the Platform, and expressly disclaim liability for errors or omissions in the Posting Materials. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Posting Materials or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the "Agent Parties") have any liability to the Borrower, any Lender or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of communications through the Internet (including, without limitation, the Platform), except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to the Borrower, any Lender, any Issuing Lender or any other Person for indirect, special, incidental, consequential or punitive damages, losses or expenses (as opposed to actual damages, losses or expenses).
(e)    Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent and its Related Parties from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
10.03    [Reserved].
10.04    Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent in connection with the issuance, amendment, renewal or extension of each Letter of Credit or any demand for payment thereunder or in connection with the maintenance, preservation and protection of Collateral and (iii) all documented out-of-pocket expenses incurred by the Administrative Agent (including the fees, charges and disbursements of any counsel for the Administrative Agent), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with a Letter of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of a Letter of Credit.
(b)    Indemnification by the Borrower. The Borrower shall indemnify the Arrangers, the Administrative Agent (and any sub-agent thereof), the L/C Agent, each Lender and each Issuing Lender and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or the administration of this Agreement and the other Credit Documents (including in respect of any matters addressed in Section 3.01), (ii) each Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Agent to honor a demand for payment under such Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower, or any Environmental Liability related in any way to the Borrower, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE

COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Credit Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. For the avoidance of doubt, this Section 10.04(b) shall not apply to any amounts payable pursuant to Sections 2.08, 10.04(a) or Article III. or any Taxes other than Taxes that represent losses, claims, liabilities and related expenses arising from any non-Tax claim.
(c)    Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Agent, or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Agent, or such Related Party, as the case may be, such Lender’s Ratable Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Agent in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the L/C Agent in connection with such capacity.
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Laws, no party shall assert, and each party hereby waives, any claim against any Borrower, Subsidiary, Account Party, Indemnitee, or any other party to this Agreement on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
(e)    Payments. All amounts due under this Section shall be payable promptly after written demand therefor.
(f)    Survival. The agreements in this Section shall survive the repayment, satisfaction or discharge of all the other Obligations.
10.05    Payments Set Aside; Recovery of Payments.
(a)    To the extent that any payment by or on behalf of the Borrower is made to or for the account of the L/C Agent, the Administrative Agent, any Lender or any Issuing Lender, or the L/C Agent, the Administrative Agent, any Lender or any Issuing Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the L/C Agent, the Administrative Agent, any Lender or any Issuing Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.
(b)    If any amounts distributed by the Administrative Agent to any Lender or any Issuing Lender are subsequently returned or repaid by the Administrative Agent to the Borrower, its representative or successor in interest, or any other Person, whether by court order, by settlement approved by such Lender or such Issuing Lender, or pursuant to applicable law, such Lender or such Issuing Lender will, promptly upon receipt of notice thereof from the Administrative Agent, pay the Administrative Agent such amount. If any such amounts are recovered by the Administrative Agent from the Borrower, its representative or successor in interest or such other Person, the Administrative Agent will redistribute such amounts to the Lenders or the Issuing Lenders on the same basis as such amounts were originally distributed.
10.06    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment) provided that, any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment assigned shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have given its consent ten (10) Business Days after the date written notice thereof has been received by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such tenth (10th) Business Day;
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Commitment assigned;

(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received written notice thereof; and
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment; provided that (A) only one such fee will be payable in connection with simultaneous assignments to two or more related Approved Funds by a Lender and (B) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of its Subsidiaries or Affiliates, or (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (b).
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).
(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lenders, and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its Ratable Share of all participations in participated Letters of Credit and drawn Letters of Credit. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(c)    Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning

Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of, Section 3.01, Section 3.02 and Section 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section (other than a purported assignment to a natural Person or the Borrower or any Subsidiaries or Affiliates of the Borrower, which shall be null and void).
(d)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in New York, New York, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and Reimbursement Obligations (and related interest thereon) owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding any notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.
(e)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Subsidiaries or Affiliates) (each, a "Participant") in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Reimbursement Obligations owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Lender, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 10.02(a), Section 10.02(b), Section 10.02(c) or Section 10.02(d) that directly and adversely affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 3.01 and Section 3.02 (subject to the requirements and limitations therein (it being understood that the documentation required under Section 3.01(d)) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 3.03 and Section 3.05 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 3.01 or Section 3.02, with respect to any participation, than its participating Lender would have been entitled to receive, unless the sale of such participation to such Participant is made with the Borrower's prior written consent (not to be unreasonably withheld, conditioned or delayed). Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.05 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 and Section 10.08 as though it were a Lender.
Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the obligations under the Credit Documents (the "Participant Register"); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement, notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
10.07    Treatment of Certain Information; Confidentiality.
Each of the Arrangers, the Administrative Agent, the Lenders and the Issuing Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.07, to (i) any assignee of, or any prospective assignee of, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, (g) on a confidential basis to (i) any rating agency in connection with rating a Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.07, (y) becomes available to the Arrangers, the Administrative Agent, any Lender, any Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or (z) is independently discovered or developed by a party hereto without utilizing any Information received from a Borrower or violating the terms of this Section 10.07. In addition, the Arrangers, the Administrative Agent, the Lenders and the Issuing Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers in connection with the administration of this Agreement, the other Credit Documents and the commitments of the Lenders hereunder.

For purposes of this Section, "Information" means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to an Arranger, the Administrative Agent, any Lender or any Issuing Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Arrangers, the Administrative Agent, the Lenders and the Issuing Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
10.08    Right of Setoff.
If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Credit Document to such Lender, such Issuing Lender or any such Affiliate, irrespective of whether or not such Lender, such Issuing Lender or any such Affiliate shall have made any demand under this Agreement or any other Credit Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender, such Issuing Lender or any such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender or any Affiliate thereof shall exercise any such right of setoff, (x) all amounts so setoff shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.13 and, pending such payment, shall be segregated by such Defaulting Lender or Affiliate of a Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders and the Lenders, and (y) the Defaulting Lender or its Affiliate shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender or any of its Affiliates as to which such right of setoff was exercised. The rights of each Lender, each Issuing Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Lender or their respective Affiliates may have. Each Lender and each Issuing Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
10.09    Interest Rate Limitation.
Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the "Maximum Rate"). In determining whether the interest contracted for, charged, or received by the Administrative Agent exceeds the Maximum Rate, the Administrative Agent may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
10.10    Counterparts; Integration; Effectiveness.
This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means (including Docusign) shall be effective as delivery of a manually executed counterpart of this Agreement.
10.11    Survival of Representations and Warranties.
All representations and warranties made hereunder and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent, regardless of any investigation made by the Administrative Agent or on its behalf and notwithstanding that the Administrative Agent may have had notice or knowledge of any Default at the time of any L/C Credit Extension, and shall continue in full force and effect as long as any Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
10.12    Severability.
If any provision of this Agreement or the other Credit Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Credit Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
10.13    Governing Law; Jurisdiction; Etc.
(a)    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)    SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL

BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY RECIPIENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)    WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    SERVICE OF PROCESS. ON OR PRIOR TO THE CLOSING DATE, THE BORROWER SHALL APPOINT THE PROCESS AGENT AS ITS AGENT TO RECEIVE ON ITS BEHALF AND ITS PROPERTY SERVICE OF THE SUMMONS AND COMPLAINTS AND ANY OTHER PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING, PROVIDED THAT A COPY OF SUCH PROCESS IS ALSO MAILED IN THE MANNER PROVIDED IN SECTION 10.02. SUCH SERVICE MAY BE MADE BY MAILING OR DELIVERING A COPY OF SUCH PROCESS TO THE BORROWER IN CARE OF THE PROCESS AGENT AT THE PROCESS AGENT'S ABOVE ADDRESS, AND THE BORROWER HEREBY IRREVOCABLY AUTHORIZES AND DIRECTS THE PROCESS AGENT TO ACCEPT SUCH SERVICE ON ITS BEHALF. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
10.14    Waiver of Jury Trial.
EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
10.15    No Advisory or Fiduciary Responsibility.
In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), the Borrower acknowledges and agrees that: (i) (A) the facilities provided for hereunder and any related arranging or other services in connection therewith are arm's-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the

Administrative Agent, the Arrangers and the Lenders on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) the Administrative Agent, the Arrangers and the Lenders have not been, are not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) the Administrative Agent, the Arrangers and the Lenders have no obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates have no obligation to disclose any of such interests to the Borrower or any of its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Finance Parties with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
10.16    Electronic Execution of Assignments and Certain Other Documents.
The words "execution," "signed," "signature," and words of like import in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
10.17    USA PATRIOT Act.
The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "PATRIOT Act"), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Administrative Agent and such Lender to identify the Borrower in accordance with the PATRIOT Act.
10.18    Time of the Essence.
Time is of the essence of the Credit Documents.
10.19    Judgment Currency.
If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the "Agreement Currency"), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the L Administrative Agent from the Borrower in the

Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).
10.20    Entire Agreement.
This Agreement and the other Credit Documents represent the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements among the parties.
10.21    Acknowledgment and Consent to Bail-in of Affected Financial Institutions.
Notwithstanding anything to the contrary in any Credit Document or any other agreement, arrangement or understanding between the parties hereto, each party hereto acknowledges that any liability of any Affected Financial Institution arising under the Credit Documents, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction, in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
10.22    Erroneous Payments.
(a)    If the Administrative Agent (x) notifies a Lender or Issuing Lender, or any Person who has received funds on behalf of a Lender or Issuing Lender (any such Lender, Issuing Lender or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Lender or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 10.22 and held in trust for the benefit of the Administrative Agent, and such Lender or Issuing Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)    Without limiting immediately preceding clause (a), each Lender, Issuing Lender or any Person who has received funds on behalf of a Lender or Issuing Lender (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Lender or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:
(i)    it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)    such Lender or Issuing Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 10.22(b).
For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 10.22(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 10.22(a) or on whether or not an Erroneous Payment has been made.
(c)    Each Lender or Issuing Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Issuing Lender under any Credit Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Issuing Lender under any Credit Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under Section 10.22(a).
(d)    To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(e)    Each party’s obligations, agreements and waivers under this Section 10.22 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Credit Document.
(f)    Notwithstanding anything to the contrary herein or in any other Credit Document, none of the Borrower or any of its Affiliates shall have any obligations or liabilities directly or indirectly arising out of this Section 10.22 in respect of any Erroneous Payment.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ARCH REINSURANCE LTD.,
as the Borrower
By:	/s/ Roderick Romeo
Name:	Roderick Romeo
Title:	Chief Financial Officer

SIGNATURE PAGE TO LETTER OF CREDIT FACILITY AGREEMENT

LLOYDS BANK CORPORATE MARKETS PLC,
as the Administrative Agent, the L/C Agent, an Issuing Lender and a Lender
By:	/s/Allen McGuire
Name:	Allen McGuire
Title:	Assistant Vice President

By:	/s/ Kamala Basdeo
Name:	Kamala Basdeo
Title:	Assistant Vice President

SIGNATURE PAGE TO LETTER OF CREDIT FACILITY AGREEMENT

BANK OF MONTREAL
as an Issuing Lender and a Lender
By:	/s/ Tom Woolgar	By:	/s/ Scott Matthews
Name:	Tom Woolgar	Name:	Scott Matthews
Title:	MD	Title:	MD

SIGNATURE PAGE TO LETTER OF CREDIT FACILITY AGREEMENT